UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

April [l], 2022

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of American Vanguard Corporation:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of American Vanguard Corporation (the “Company” or “AVD”) will be held on, June [l], 2022 at 11:00 am Pacific Standard Time. The Annual Meeting will be a virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit [www. [l]]. You will not be able to attend the Annual Meeting in person.

Matters to be voted on at the meeting are:

1.	Elect nine (9) directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.	Ratify the appointment of BDO USA, LLP (“BDO”) as independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.

Amend and restate the Company’s 1994 Amended and Restated Stock Incentive Plan (the “Plan”), which is expiring on June 6, 2022 to extend the term through June [l], 2032, to add 600,000 more shares to the Plan and to make other immaterial changes as more fully described herein; and

3.	Hold an advisory vote on executive compensation.

Our board of directors has fixed Friday, April 8, 2022, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Proxy materials were sent commencing on approximately April [l], 2022, to all stockholders of record as of the record date.

Whether or not you plan to attend the Annual Meeting via live webcast, it is very important that you vote your shares at the Annual Meeting, and we urge you to do so TODAY in one of the following ways: (i) completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope accompanying this proxy statement; or (ii) following the instructions on the enclosed WHITE proxy card to vote by the Internet or telephone. You are entitled to vote your shares virtually at the Annual Meeting, but even if you intend to do so, we ask that you vote your shares in advance using one of the preceding methods, and voting at the Annual Meeting will have the effect of superseding your votes cast using one of those methods. Please review the instructions on each voting option as described in this proxy statement. If you are a holder of record and attend the Annual Meeting, you may vote by ballot in person using the electronic meeting forum even if you have previously returned your proxy card. To do so, you should use the same sixteen-digit control number that is printed on your WHITE proxy card when logging into the Annual Meeting and when indicating how you wish your shares to be voted.

IMPORTANT

On March 7, 2022, the Company received a notice from Cruiser Capital Master Fund LP (together with its affiliates, “Cruiser”), which purports to own approximately 0.19% of the Company’s common stock, stating that Cruiser intends to nominate four (4) directors (the “Cruiser nominees”) for election to the Board. The Company is not responsible for the accuracy of any information provided by or relating to Cruiser, the Cruiser nominees, or any of their affiliates contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Cruiser, the Cruiser nominees, or any of their affiliates, or for the accuracy or completeness of any other statements that they may otherwise make.

THE COMPANY’S BOARD OF DIRECTORS URGES YOU TO DISREGARD ANY MATERIALS, AND NOT TO SIGN, RETURN OR VOTE ANY PROXY CARD, THAT MAY BE SENT TO YOU BY OR ON BEHALF OF CRUISER, THE CRUISER NOMINEES, OR ANY OF THEIR AFFILIATES. If you have already signed any proxy card provided by or on behalf of Cruiser, you have every legal right to change your vote by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote by the Internet or telephone. Only your latest-dated proxy will count.

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

1407 Broadway, 27th Floor

New York, NY 10018

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021, are available to view and download at [www. [l]].

We appreciate your continuing interest in American Vanguard Corporation.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer

General Counsel & Secretary

Newport Beach, California

April [l], 2022

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held Wednesday, June [l], 2022

Proxy Solicitation by the Board of Directors

The Board of Directors of American Vanguard Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting to be held on Wednesday, June [l], 2022, via live webcast at [www. [l]]. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues, so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of WHITE proxy are first being sent to stockholders is April [l], 2022.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on Friday, April 8, 2022, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 34,226,825 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), were issued, of which, 29,532,960 were entitled to vote. Of the total number of issued shares, 3,693,544 were held as treasury shares and 1,000,321 were held as unvested, restricted shares. Each share of Common Stock, excluding treasury and unvested restricted shares, entitles its record holder on the Record Date to one vote on all matters.

Your vote will be especially important this year because we have been notified that Cruiser Capital Master Fund LP and certain of its affiliates (together, “Cruiser”), which, at the time of its nomination notice, purported to own approximately 0.19% of the Company’s common stock, intends to nominate and solicit proxies to elect four (4) individuals to serve on our nine-member Board of Directors. After a thorough review and consideration of Cruiser’s nominees, including interviews with each of Cruiser’s nominees by the Company’s Corporate Governance and Nominating Committee and the Board, the Board has unanimously recommended FOR the slate of nominees selected by the Board and AGAINST the Cruiser nominees. OUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE “FOR” THE BOARD’S NOMINEES BY USING THE ENCLOSED WHITE PROXY CARD, AND TO DISREGARD ANY MATERIALS, AND NOT TO SIGN, RETURN OR VOTE ANY PROXY CARD, THAT MAY BE SENT TO YOU BY OR ON BEHALF OF THE CRUISER NOMINEES OR ANY OF THEIR AFFILIATES. If you have already voted using a proxy card sent to you by Cruiser, you can revoke it by (i) executing and delivering the WHITE proxy card, (ii) voting over the Internet using the Internet address on the WHITE proxy card (iii) voting by telephone using the toll-free number on the WHITE proxy card or (iv) voting in person at the Annual Meeting. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting virtually, we hope you will vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote by the Internet or telephone. Returning your WHITE proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021, are available to view and download at [www.[l]]. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors and management team are committed to acting in the best interests of the Company and its stockholders to create long-term value. We believe in strong corporate governance and regularly update our corporate governance practices so that they align with the highest standards, which we have worked diligently to maintain since our founding more than 50 years ago. The Board is comprised of individuals from a wide variety of backgrounds, each of them evaluating and refining our values over time from their unique professional perspectives. Among the Board’s most critical corporate governance successes are:

•

Independence. Eight of our nine directors – all of them other than our Chief Executive Officer – are independent, meeting the requirements set by New York Stock Exchange and Securities and Exchange Commission to be considered independent directors. All of our key committees (Audit, Corporate Governance and Nominating, and Compensation) are comprised solely of independent directors. Each consults regularly with a variety of experts from the appropriate fields, and our corporate governance charters empower each committee to retain, oversee and compensate such experts as they deem appropriate in the exercise of their duties to the Company.

•

Diversity. We believe that diversity is best reflected in a broad range of individual attributes: diversity of gender, race, ethnicity and socioeconomic background is critical to the success of an enterprise and help it to  achieve better operational and financial performance, stronger financial reporting and legal compliance, and stronger, more reliable and more productive relationships with our customers, employees and vendors. Of our nine highly qualified directors, three are women, three identify with underrepresented groups. and each has extensive and relevant experience  that strengthen our Board as a whole.

•

Corporate Governance Principles. American Vanguard has consistently maintained a strong corporate governance rating from ISS and Glass-Lewis, the two leading, independent proxy advisory firms. Among our most important principles are:

o	Annually-elected, non-classified board of directors, meaning that each of our Directors must stand for reelection every year,

o	no cumulative voting for director nominees,

o

a “majority voting” standard for uncontested elections, which requires that any director who fails to receive at least a majority of votes cast in an uncontested election must offer his or her resignation,

o

substantial insider stock ownership, with our directors and executive officers collectively owning nearly six percent (6%) of our outstanding common stock and ownership requirements for our Section 16 officers and non-management directors,

o	absence of antitakeover devices and other stock ownership restrictions, and

o	absence of supermajority voting requirements to approve corporate transactions.

•

Compensation. We maintain sound practices in our executive compensation program and related areas. Our current compensation program includes features that we believe align management’s interests with the long-term interests of stockholders; provide compensation on the basis of performance that supports key financial and strategic business outcomes; and attract, motivate and retain top talent to lead our business. These include: performance-based equity, caps on individual bonuses, clawback policy, stock ownership guidelines, consultant independence, market benchmarking, risk management and “double-trigger” severance. Our plan excludes features that we do not believe serve our stockholders’ long-term interests,

QUESTIONS AND ANSWERS

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting via live webcast on the Internet. You will not be able to attend the meeting in person. Stockholders can attend the Annual Meeting by logging onto [●] at 11:00 a.m. Pacific Daylight Time on [l], June [l], 2022. Stockholders will attend in listen-only mode and will be able to vote and submit written questions while connected to the Annual Meeting on the Internet. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote by the Internet or telephone. Returning your WHITE proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

How do I participate in the Annual Meeting on line?

You will need to use the 16-digit control number included on your proxy card in order to vote your shares or submit written questions during the meeting. Instructions on how to connect and participate via the Internet (including how to demonstrate your ownership of stock) are posted at [●].

If you do not have your 16-digit control number, you will be able to listen to the meeting only; without the control number you will not be able to vote or submit questions during the meeting.

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This Proxy Statement (“Proxy”) describes issues on which you are invited to vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, American Stock Transfer & Trust, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on

1.	The election of nine (9) directors to hold office until the 2023 Annual Meeting of Stockholders,
2.	The ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal year 2022,
3.	The amendment of the Company’s equity incentive plan to extend the term and add 600,000 shares (among other things), and
4.	An advisory vote on executive compensation, as disclosed in the Proxy.

When you submit your proxy (by telephone, Internet or hard copy), you appoint Eric G. Wintemute and Timothy J. Donnelly as your representatives at the Annual Meeting. When we refer to the “named proxies,” we are referring to Messrs. Wintemute and Donnelly. This way, your shares will be voted even if you cannot attend the meeting.

Who are the Cruiser parties?

On March 7, 2022, Cruiser Capital Master Fund LP and its identified affiliates (collectively “Cruiser”), which purports to hold approximately 3% (two-tenths of one percent) of the Company’s common stock, notified the Company that they intend to nominate four directors for election to the Board. You may receive proxy solicitation materials from Cruiser. The Company is not responsible for the accuracy of any information provided by or relating to Cruiser or any of its affiliates contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Cruiser or any of its affiliates or any other statements that they may otherwise make.

The Company’s Board of Directors does not endorse any of Cruiser’s nominees and unanimously recommends that you vote “FOR” the election of each of the nominees and the Company’s proposals recommended by your Board on the enclosed WHITE proxy card. The Board urges you to disregard any materials and NOT to sign, return or vote any proxy card sent to you by or on behalf of Cruiser. Voting to “withhold” with respect to any of Cruiser’s nominees on a proxy card sent to you by Cruiser is not the same as voting for the Board of Directors’ nominees, because a vote to “withhold” with respect to any of Cruiser’s nominees on the Cruiser proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board’s nominees, you should vote “FOR” the Board’s nominees on the WHITE proxy card. If you have already signed any proxy card provided by or on behalf of Cruiser, you have every legal right to change your vote by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the postage-paid envelope provided or to change your vote using the Internet or telephone by following the instructions on the WHITE proxy card or by voting in person at the Annual Meeting. Only your latest-dated proxy will count.

How do I vote my shares?

Record holders may vote in advance of the Annual Meeting by using either the Internet, telephone or as per instructions in the proxy card. Also, you may vote during the meeting via the Internet, as described above. Persons who beneficially own stock can vote at the Annual Meeting, provided that they obtain a “legal proxy” from the person or entity holding the stock, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all its legal rights as a record holder (which have been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

Set forth below are the various means—Internet, telephone and mail—for voting your shares.

You may submit your proxy on the Internet or by phone. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet at www. [l] or by phone (as per instructions on the proxy card), 24 hours per day and seven days per week. You will need the 16-digit control number included on your proxy card. Votes submitted via the Internet or phone must be received by 11:59 p.m., Eastern Daylight Time, on [l]day, [l], 2022. Your Internet or telephonic vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

You may submit your proxy by mail. If you requested and received printed proxy materials, then you may vote by any means indicated in the proxy card, including Internet, or by signing and dating the proxy card or voting instruction form received with this proxy statement and mailing it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

You may vote during the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting via live webcast are posted at [●]. You will need the 16-digit control number included on your proxy card in order to vote your shares at the Annual Meeting. Without this control number, you will be able to observe the meeting but you cannot vote your shares.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received an Internet Notice or voting instructions from the broker or other nominee holding your shares. Please follow those instructions. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during the Annual Meeting.

All proxy voting procedures, including those by the Internet and by telephone, will include instructions on how to vote either “FOR” or “AGAINST” any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote, irrespective of the method (i.e., Internet, telephone or mail) in which you originally voted, by:

•

Submitting a proxy by Internet not later than 11:59 p.m., Eastern Daylight Time, on Tuesday, [l], 2022 (which may not be available to some beneficial holders); your latest Internet proxy will be counted;

•	Signing and delivering a proxy card with a later date; or
•	Participating in the Annual Meeting live via the Internet and casting a different vote.

If you are a beneficial owner of your shares, then you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

If you have already signed any proxy card provided by or on behalf of Cruiser, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY by telephone or by Internet using the instructions on the WHITE proxy card or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Please note that Voting to “withhold” with respect to any of Cruiser’s nominees on a proxy card sent to you by Cruiser is not the same as voting for the Board of Directors’ nominees, because a vote to “withhold” with respect to any of the Cruiser nominees on the Cruiser proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board’s nominees, you should vote “FOR” the Board’s nominees on the WHITE proxy card.

What should I do if I receive more than one WHITE proxy card or set of proxy materials from the Company?

Your shares may be owned through more than one brokerage or other share ownership account. In order to vote all of the shares that you own, you must either sign and return all of the WHITE proxy cards or follow the instructions for any alternative voting procedure on each of the WHITE proxy cards that you receive.

Additionally, if Cruiser proceeds with its previously announced nominations, the Company will likely conduct multiple mailings prior to the Annual Meeting to ensure our stockholders have the Company’s latest proxy information and materials to vote. The Company will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every WHITE proxy card you receive. The latest dated proxy you submit for each account or ownership record will be counted, and, if you wish to vote as recommended by the Board of Directors, then you should only submit a WHITE proxy card.

What should I do if I receive a proxy card or other proxy materials from Cruiser?

Cruiser has notified the Company that they intend to solicit proxies in support of four directors proposed by Cruiser for election to the Board. You may receive proxy solicitation materials from Cruiser. The Company is not responsible for the accuracy of any information provided by or relating to Cruiser or their nominees contained in proxy materials filed or disseminated by or on behalf of Cruiser or any other statements that Cruiser may make.

The Company’s Board of Directors does not endorse any of Cruiser’s nominees and unanimously recommends that you vote “FOR” the election of each of the Board’s nominees and the Company’s proposals on the enclosed WHITE proxy card. The Board urges you to disregard any materials and NOT to sign, return or vote any proxy card sent to you by or on behalf of Cruiser. Voting to “withhold” with respect to any of Cruiser’s nominees on a proxy card sent to you by Cruiser is not the same as voting for the Board of Directors’ nominees, because a vote to “withhold” with respect to any of the Cruiser nominees on the Cruiser proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board’s nominees, you should vote “FOR” the Board’s nominees on the WHITE proxy card. If you have already signed any proxy card provided by or on behalf of Cruiser, you have every legal right to change your vote by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the postage-paid envelope provided or to vote using the Internet or telephone by following the instructions on the WHITE proxy card. Only your latest-dated proxy will count.

If you have any questions or need assistance voting, please contact MacKenzie Partners, our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders, banks and brokers may call toll free at (800) 322-2885.

How many shares must be present to hold the meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum. Shares of Common Stock will be counted as present at the Annual Meeting, if the stockholder casts a vote electronically during the Annual Meeting or has properly submitted and not revoked a proxy prior to such meeting. As noted above, treasury shares and unvested restricted shares are not entitled to vote and, therefore, are not counted in determining a quorum.

How many votes must the director nominees receive to be elected?

Our Bylaws provide that an election is considered “contested,” and will be subject to a plurality vote standard, if the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board in compliance with the advance notice requirements for shareholder nominees unless the nomination has been timely withdrawn.

The Company received notice from Cruiser of their intent to nominate four individuals for election to the Board in compliance with the advance notice requirements of our Bylaws, and that notice was not withdrawn prior to the advance notice deadline for the Annual Meeting. As a result, the election of directors at the Annual Meeting is a contested election and will be conducted under a plurality vote standard. Therefore, the nine candidates receiving the largest number of votes cast for the director positions will be elected. You may vote “for” or “withhold” with respect to each nominee for election to the Board. Withhold votes and broker non-votes will have no effect on the election of directors at the Annual Meeting.

The following will not be counted as votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as withheld; (ii) a share otherwise present at the Annual Meeting but for which there is an abstention; and (iii) a share otherwise present at the Annual Meeting as to which a shareholder gives no authority or direction (other than a share voted pursuant to a signed proxy card on which the shareholder has not indicated any voting direction).

There is no cumulative voting for the Company’s directors. Further, broker non-votes will not be taken into account in determining the outcome of the election of directors.

How many votes must be received in order for the other proposals to be ratified?

Approval for the other three proposals (the appointment of BDO as independent registered public accounting firm, the amendment of the Company’s equity incentive plan and the advisory vote on executive compensation) will require the affirmative vote of a majority of the votes cast at the meeting.

How will my shares be voted, and what are broker non-votes?

All proxies received and not revoked will be voted as directed. If you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if you are not a stockholder of record (in other words, your shares are held by a broker) and you do not provide instructions to the broker on how to vote, then your proxy will be counted (i) as a vote “FOR” the ratification of

BDO as independent registered public accounting firm, and (ii) as a “broker non-vote” toward all other measures. A broker non-vote does not count as a vote either for or against a measure; however, because all four proposals require either a majority vote or a plurality vote (potentially, in the case of the director nominees) for passage, it is possible that some or all measures could fail to pass, if there are a large number of broker non-votes. Accordingly, if you want to ensure the passage of a matter, then it is important that you provide voting instructions on that matter.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic communications with, stockholders or their personal representatives by either officers or employees. In addition, a proxy solicitation agent, namely MacKenzie Partners, has been retained by the Company for this purpose, and the Company has agreed to pay a fee to MacKenzie Partners for their services. Please see “Other Matters – Costs of Solicitation” on page 54 below for further information. Additionally, although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors and Other Stockholder Proposals for the Annual Meeting. As per the Company’s Bylaws (amended as of December 6, 2019) nominations of persons for election to the Board and the proposal of business to be transacted at an annual meeting may be made by any stockholder of record of the Company, provided that proper notice is received by the Secretary at the principal executive offices of the Company not less than 45 or more than 75 days prior to the one‑year anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders. In the case of nomination of persons for election to the Board, such notice shall include: (a) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (b) such person’s consent to serve as a director if elected; and (c) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the procedures established by the Nominating and Corporate Governance Committee. In the case of business other than director nominations, such notice must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such record stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

The Board does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders, but in identifying qualified candidates for the Board of Directors, the Nominating and Corporate Governance Committee will consider recommendations by stockholders. The Nominating and Corporate Governance Committee will evaluate potential nominees, including candidates recommended by stockholders, by reviewing qualifications, considering references, and reviewing and considering such other information as the members of that committee deem relevant. The Company believes it is appropriate to apply the same standard of review for nominees that are recommended by stockholders as it would for nominees identified by the Board of the Company. In order to have been timely, stockholder notices for director nominations or other business before the Annual Meeting must have been delivered by March 7, 2022. On March 7, 2022, the Company’s Secretary received a notice for director nominations from stockholder, Cruiser Capital Master Fund LP (“Cruiser”) in which that stockholder identified four persons for nomination to the Company’s Board. Thus, in addition to the matters set forth in this Proxy, consideration of the nominations made by Cruiser will also be part of the business of the Meeting. Beyond these matters, the Company knows of no other business to be brought before the Meeting.

With respect to the 2023 Annual Meeting, the provisions outlined above and set forth in the Company’s Bylaws shall also govern nominations for directors and proposals for other business by stockholders. The deadline for submittal of director nominees or ballot initiatives by stockholders for the 2023 Annual Meeting will be March 6, 2023.

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. The list will also be available Monday through Friday from about April 11, 2022 through [l], 2022, between the hours of 9 a.m. and 4 p.m., Pacific Daylight time, at the offices of the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in a Form 8-K within four business days after the Annual Meeting. You can read or print a copy of that report by going to the Company’s website, www.american-vanguard.com, Investor Relations, Securities Exchange Commission (“SEC”) Filings, and then click on, “View American Vanguard SEC Filings.” References to our website in this Proxy are not intended to function as hyperlinks, and the information contained on our website is not intended to be incorporated by reference into this Proxy. You can find the same Form 8-K by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling the Company at (949) 260-1200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

BACKGROUND OF THE SOLICITATION

With the appointment of Debra Edwards in 2011, the Board began a multi-year process of improving board diversity and, at the same time, refining the Company’s corporate governance structures and processes to replace long-tenured directors.  As a result of this process:

•	In September 2019, the Board appointed Emer Gunter, then age 58, to the seat vacated by former director Carl Soderlind, who had retired in 2015 at the age of 80.
•	In December 2021, the Board appointed Marisol Angelini, 61, to replace the retiring director Lawrence Clark.

In addition, as more fully described below, the Board implemented a process by which directors who attain the age of 75 are deemed to have resigned as of the regular Board meeting in March of each calendar year; that resignation is subject to acceptance or rejection by a majority of the Board (not including the persons whose resignations are under consideration). In short, the Board has charted a course pursuant to which its members reflect our commitment to diversity, are assessed as to their level of contribution to the Board and have realistic expectations on tenure. Given the importance of the Board’s mission, it is essential that new members undergo a rigorous selection process and can demonstrate suitability toward overseeing the management of a complex, mid-sized public company. We believe that it is important to cycle experience directors off, and new directors on, the Board in an orderly and measured fashion, so that we maintain a high level of competency while each new member ascends the learning curve.

In keeping with its practice of maintaining open communication with its shareholders, the Company made its senior management (including its CEO) available to Cruiser on multiple occasions starting in mid-2021.  These calls occurred on June 25, 2021, July 23, 2021, August 10, 2021, November 12, 2021 and December 16, 2021.  During these calls, Cruiser presented its critique of the Company’s financial performance and observations on its growth strategy. Management fielded numerous questions on matters ranging from technology, commodity market trends, growth initiatives (relating to Core, Green Solutions and Precision Application), succession planning, acquisitions, and operating leverage, among other things. In fact, over the course of those several months, Company management gave more time and in-depth discussions to Cruiser than any other shareholder.

On March 7, 2022, without previously indicating an intention to submit a nomination notice, Cruiser sent a letter and accompanying materials to Timothy Donnelly, the Company’s Chief Administration Officer, General Counsel, and Corporate Secretary, notifying the Company that Cruiser owned approximately 0.19% of American Vanguard’s outstanding shares and that it intended to nominate four individuals for election to the Board at the Annual Meeting. The individuals are Charles Rose, Keith Rosenbloom, Mark Basset, Ph.D., and Patrick Gottschalk. Accompanying the nomination letter were exhibits including the putative qualifications of these individuals for service on the Board, as well as an undertaking by each of the individuals to serve if elected.

The Board met in a regular meeting on March 9, 2022, a portion of which was devoted to a discussion of the Cruiser nominations, with the Company’s counsel, Marcus Williams of Buchalter APC, leading the Board in a discussion of their duties in the context of a shareholder nomination.

On March 14, 2022, at Cruiser’s request, a videoconference was convened between Cruiser’s Mr. Rosenbloom and the Company’s Chairman and Chief Executive Officer Eric Wintemute. Also attending this meeting on behalf of the Company were Mr. Donnelly, and Director of Investor Relations William Kuser. During this meeting Mr. Rosenbloom indicated that Cruiser realized on March 6, 2022 that the Company’s window for shareholder nominations for the Annual Meeting closed on March 7, 2022. Mr. Rosenbloom also informed the Company’s representatives that Cruiser had prepared a detailed presentation regarding its investment in American Vanguard, including its thoughts on how to improve stockholder value, but was not yet ready to share it with the Company.

During that conversation, Mr. Wintemute informed Mr. Rosenbloom that the Nominating and Corporate Governance Committee of the Board has an established process to review director nominations and stated that the Board was interested in reviewing Cruiser’s presentation and interviewing the Cruiser Nominees in person at the earliest opportunity, ideally during the week of March 21 or March 28, 2022. Mr. Wintemute also invited Mr. Rosenbloom to meet in person with himself, Governance Committee chair Mr. Zirakparvar, and Lead Independent Director Mr. Killmer prior to these meetings. Mr. Rosenbloom was unavailable for this meeting and indicated that the earliest practicable date for in-person interviews would be during the week of April 11, 2022.

Several weeks later, on April 8, 2022, Cruiser sent its slide presentation outlining its position and characterization of American Vanguard and the Board to the Company's President and Chief Executive Officer, Eric Wintemute, and Chief Administrative Officer, General Counsel and Corporate Secretary Timothy Donnelly.

Subsequently, at the Company’s invitation, the Board met with Messrs. Rosenbloom, Rose, Gottschalk and Bassett over two days on April 11-12, 2022. Directors Gunter, Zirakparvar, Killmer, Baskin and Wintermute attended this meeting in person; all other directors participated via videoconference. The meeting began by Mr. Rosenbloom presenting Cruiser’s slide presentation. Subsequently the Board, led by Governance Committee Chair Esmail Zirakparvar, interviewed Dr. Bassett and Messrs. Rose and Gottschalk over approximately a 6-hour session lasting the remainder of the day, interviewing each candidate for approximately 2 hours. The Directors discussed in detail each nominee’s background and qualifications, with each nominee presenting various attributes that would bear on the candidates’ suitability for nomination to the Board. During the questioning, each of Messrs. Bassett, Gottschalk and Rose appeared less than enthusiastic about serving on the Board.  Dr. Basset described himself as the least interested of the four nominees. Mr. Gottschalk suggested that he would be of equal benefit as a consultant to the Board in lieu of a directorship. Mr. Rose stated that, while he would be willing to serve, he had been nominated as a director in multiple contested elections in the past but had never been selected, and he indicated a willingness to defer to another Cruiser nominee if the Company were willing to accept one or more alternative candidates. Mr. Rose also indicated that, if the Company was unwilling to nominate “one or two” Cruiser representatives, Cruiser intended to substantially increase its ownership position and launch a proxy contest. Notably, each of the candidates stated that the Company appears to be “positioned for a prolonged period of strong tailwinds” that would benefit stockholders.

The onsite interviews adjourned on the afternoon of April 11, 2022, and re-convened on the morning of April 12, 2022, with an interview of Mr. Rosenbloom. Mr. Rosenbloom presented his qualifications and his previous experience. The Board informed Mr. Rosenbloom that Cruiser’s other three nominees indicated reservation to the Company’s directors about serving on the Board. Mr. Rosenbloom expressed surprise and claimed that Dr. Basset and Mr. Gottschalk were very interested in serving. Mr. Rosenbloom also stated that Cruiser had accumulated substantial additional shares in the period following its nomination, claiming that Cruiser owned or controlled between 700,000 and 800,000 shares and that Mr. Gottschalk and Dr. Bassett controlled approximately an additional 75,000 shares.

Following the conclusion of these interviews, the Board met and further discussed Cruiser’s nominees and the additional information gleaned from Cruiser’s presentation. The Board considered, among other factors, the lack of relevant experience in agricultural chemicals, sustainable agriculture, precision applications, agribusiness, regulatory, or other relevant expertise, as well as the lack of diversity of any kind among the Cruiser Nominees. The Board further noted that, although Cruiser had presented more than 40 slides to the Board that outlined what Cruiser characterized as deficiencies, neither Mr. Rosenbloom nor Cruiser’s other three nominees presented any concrete recommendations or specific proposals for addressing the supposed defects or any appreciation of the risks that would accompany an abrupt change in strategic direction. Likewise, the Cruiser Nominees appeared to view the Company’s business as largely identical to chemical manufacturers, without noting the close relationship between the Company’s business and other agricultural businesses.

The Board also considered the fact that none of the candidates had ever served as a director of a U.S. public company, nor had any of them managed or occupied a senior leadership position in an agricultural chemicals, sustainable agriculture, or precision applications business. Similarly, none of the Cruiser Nominees possesses the financial sophistication that the Board believes is necessary to satisfy the audit committee composition requirements of the New York Stock Exchange or the Securities Exchange Act. Lastly, the Board also considered the fact that each of Dr. Bassett and Messrs. Rose and Gottschalk had disclosed during their interviews some level of reservation about serving as fiduciaries to the Company and its stockholders, notwithstanding Mr. Rosenbloom’s subsequent attempt to recharacterize these statements.

On April 14, 2022, Mr. Rosenbloom contacted Mr. Donnelly, the Company’s corporate secretary, to arrange a follow-up meeting with Lead Independent Director Mr. Killmer and Governance Committee chair Mr. Zirakparvar to clarify comments that Mr. Rosenbloom had made in the interviews regarding matters he apparently believed remained unresolved following the meetings of April 11-12, 2022. That meeting was convened via videoconference on Monday, April 18, 2022.  In the meeting, among other matters, Mr. Rosenbloom requested the Company’s response to Cruiser’s presentation and reiterated his previous assurances that the Cruiser nominees are interested in serving as directors, despite the statements made by Messrs. Rose, Bassett and Gottschalk during their interviews demonstrating an apparent lack of enthusiasm in such service.  None of the nominees themselves have directly recanted the positions they expressed to the Board.  He intimated certain doubts regarding the value brought to the Board by Messrs. Killmer and Zirakparvar, notwithstanding their far more extensive expertise in the agricultural chemical industry than any of Cruiser’s nominees, and asserted that questions raised by

Mr. Wintemute with respect to Cruiser’s criticisms of the Company’s performance brought Mr. Wintemute’s suitability to serve as Chairman into question, even though each of the candidates proposed by Cruiser acknowledged that the Company appears to be “positioned for a prolonged period of strong tailwinds” under Mr. Wintemute’s leadership. The group also discussed the peer group that the Company used for purposes of its proxy statement.  Representatives of the Company told Mr. Rosenbloom that they would revert to him with their reaction to his concerns and clarifications.

During the evening of that same day (April 18, 2022), the same group reconvened (Messrs. Rosenbloom, Killmer, Zirakparvar and Donnelly) by videoconference, and the Company reported that, after having reflected upon the interviews of Cruiser’s nominees and otherwise taken Cruiser’s input under advisement, the Board decided to proceed with nomination of the existing slate of Company directors and declined all of Cruiser’s nominees.

Also, on April 15, 2022, Mr. Donnelly received a letter from Foley & Lardner, counsel to Cruiser, asking the Company to submit voluntarily to a “universal proxy” rule (SEC Rule 14a-19) that goes into effect for annual meetings involving contested elections convened on or after September 1, 2022. Foley & Lardner asked for a response no later than April 19, 2022.

On April 19, 2022, Buchalter APC, counsel to the Company, sent a letter to Foley & Lardner responding to the April 15, 2022, request, politely denying Cruiser’s request. Also on that same date the Company filed its preliminary proxy statement on Schedule 14A.

BOARD DIVERSITY AND LEADERSHIP

General Qualifications. In evaluating persons for potential service on the Board, we seek, above all, the most qualified candidates and, as more fully discussed below, nominees should have experience in, or an aptitude for, certain competencies that are essential to our business. Viable candidates must also have ample professional experience and business acumen befitting a director of a public company.

Diversity, Equity and Inclusion. The Board believes that diversity, equity and inclusion (“DEI”) is an essential element of managing, operating and ensuring the sustainability of a modern-day public company, particularly one that works in multiple cultures and regions. In 2021, the Company added its third woman to the board and now the board is one-third female and includes three persons from underrepresented groups (LGBTQIA+, Latinx and Middle Eastern). The Company is committed toward increasing DEI at all levels of management.

Other Considerations. In the interest of ensuring that the Board continues to function at a high level, the Board conducts regular self-evaluations. These evaluations serve to establish and ensure alignment among communications, processes and interpersonal dynamics as well as to evaluate relative contribution by each individual member. The Board had adopted a policy under which, once he or she reaches the age of 75, a director is deemed to have submitted a resignation at the Board’s regular meeting in March, subject to acceptance or rejection by a majority of the other directors. In addition, at the time of re-election to the Board, members review the performance of all individuals in light of the Company’s needs over the next year. Each of the Board’s nominees for election at the 2022 Annual Meeting received at least 94% of the votes cast for director elections at the previous annual meeting.

Lead Director v. CEO. At present, Eric G. Wintemute serves as both Chairperson and CEO, while John L. Killmer, a non-management, independent director, serves in the role of lead director. We continue to maintain that Board leadership should be defined according to the stockholders’ best interests, as measured against current circumstances. Further, we believe that the factor of paramount importance is not whether the roles of Chairperson and CEO need to be held by two people; rather, it is most important to ensure that non-management directors maintain a sufficient level of leadership and objectivity. We believe that we have accomplished this through the appointment of a lead director to the Board.

Policy Regarding Mandatory Retirement and Age Limits for Directors. The Company maintains a policy regarding age limits and mandatory retirement for directors. That policy provides that upon reaching 75 years of age, and each year thereafter, a director must submit his or her resignation to the Nominating and Corporate Governance Committee, which may then recommend to the Board whether such resignation should be accepted or rejected. The Board then considers the relevant facts and circumstances and decides whether to accept the resignation. Among the factors the Board and the Nominating and Corporate Governance Committee consider in deciding whether to accept or reject a resignation are:

•	The particular skills and competencies the Director brings to the Board and to any committees on which he or she serves;
•	The feasibility of replacing the retiring Director’s skillset with an equally or better-qualified individual;

•	The recent performance of the Director submitting the notice of retirement, and the expectations for the Director’s continuing performance for the next one-year term; and
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The impact on the Board as a result of the impacts of the proposed retirement on the Board’s composition and continuity, particularly in light of any recent and expected near-term changes in directorships.

The Board is currently comprised of two Directors who have attained the age of 75: Morton D. Erlich and Alfred F. Ingulli. Each of those Directors has submitted his notice of resignation, and after considering the above factors and all other relevant circumstances, both the Nominating and Corporate Governance Committee and the full Board (with the affected directors abstaining) have unanimously rejected both of the proposed retirements and have renominated Messrs. Erlich and Ingulli for election at the Annual Meeting.  Among the reasons for these decisions, the Committee and the Board considered the effects of recent retirements of Messrs. Soderlind and Clark, and the recent appointments of Ms. Angelini (December 2021) and Ms. Gunter (2019), and the desire to provide for an effective transition that maintained the critical skills and contributions of Messrs. Erlich and Ingulli in the near-term while simultaneously planning for their eventual retirement. In particular, in the case of Mr. Ingulli, his extensive industry and technical expertise, coupled with his keen focus on profitability and efficiency and the strength of his contributions to the Board’s deliberations, are of a nature that his continuing contributions are in the best interests of the Company and the shareholders. Likewise, Mr. Erlich, as the chair of the Audit Committee and as the Audit Committee’s sole audit committee financial expert, possesses specific skills, knowledge and qualifications that are not easily replaced, and his premature retirement would place the Company at risk of violating the independence and audit committee composition requirements of the New York Stock Exchange and the Securities Exchange Act.

NOMINEES FOR ELECTION AS DIRECTORS—QUALIFICATIONS AND EXPERIENCE

The following sets forth the names and certain information with respect to the persons nominated for election as directors. All such nominees have consented to serve and are currently directors. Eight of the nine nominees were elected by the stockholders at the 2021 Annual Meeting of Stockholders, while one of the nominees (Marisol Angelini) was appointed by the Board to fill the vacancy created by the retirement of Lawrence Clark in December 2021.

On March 7, 2022, Cruiser notified the Company of its intent to nominate four directors for election to the Board at the Annual Meeting in compliance with the advance notice requirements, which notice was not withdrawn prior to the advance notice deadline set forth in our Bylaws. As a result, the election of directors at the Annual Meeting will be conducted under a plurality vote standard.  Please see “Stockholder Engagement” on page 15 below for further information with respect to the process followed by our Nominating and Corporate Governance Committee in evaluating such nominees.

Essential Competencies

Despite its size, American Vanguard is a multi-faceted company with employees in over 20 countries, an expansive portfolio of synthetic products, a growing portfolio of green solutions, industry-leading technologies in precision application and audit and governance requirements of a public company. Accordingly, a nominee for director to the Company’s board should have the following essential competencies.

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Diversity. Three of the last four appointees to the nine-person board have been women. Further, with the retirement of Lawrence Clark in 2021, the Company reached out to Latino Corporate Directors Association (“LCDA”), a nonprofit group dedicated to the advancement of qualified Latinx persons into public company boards and senior executive positions, to recruit the replacement. LCDA referred a number of candidates, including Marisol Angelini (see biography below), whom the Board ultimately elected. With the addition of Ms. Angelini, the Board is now one-third female. In addition, with three persons from underrepresented groups (namely, LGBTQIA+, Latinx and Middle Eastern), the Company is compliant with California’s progressive rules on diversity within public companies seated in that state. Looking forward, the Board intends to continue its emphasis on diversity with a focus not only on its own members but also within the Company’s executive and managerial ranks.

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Sustainable Agriculture. The Company believes that everyone should be able to rely on a stable, affordable food supply both now and into the future. We are committed to meeting that need on a foundation of social responsibility and equity – with respect to climate, environment and food. This is our view of sustainable agriculture, and it is essential that those who oversee our enterprise understand and embrace this commitment. As important is experience within the agricultural sector. Much of our business is driven by the farm economy and commodity prices. Without understanding how this complex economy works in practice, it is impossible to direct a company such as ours with a goal toward sustainable agriculture.
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Marketing in the agricultural space. Further, the path to market from factory to farm through a multi-level distribution channel is unique to our industry. Some products require “pull-through” marketing. Others “push-through.” Some are just-in-time. Others, advance purchase. Some products require customer programs (e.g., rebates for volume), while others do not. We have long-standing relationships with national distributors, an extensive system for tracking product to farm gate and back and a keen sense of how to set pricing and terms for optimal sales.

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Regulatory expertise. We are in a highly specialized industry that is closely governed by a raft of arcane statutes and regulations, most notably FIFRA (the Federal Insecticide, Fungicide and Rodenticide Act), under which most of our products are registered. FIFRA registrations are, in effect, our license to do business domestically. Understanding the timing, cost and probability of getting labels, defending them and expanding uses is integral to our business success.

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Scientific aptitude. Each of our registrations is supported by multiple scientific studies on product safety and efficacy that are reviewed by government toxicologists, environmental fate scientists and human health experts. Our senior management and directors, therefore, need to be conversant in analysis and findings of our own scientists (e.g., toxicologists, weed scientists, formulation chemists) as well as those of reviewing agencies. The ability to digest and process scientific data, to challenge findings and to shift direction within the bounds of sound science are fundamental in overseeing this enterprise.

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Green Solutions. With over 100 biological and biorational products that generated about $40 million in net sales during 2021 alone, the Company is on a path for significant growth of its green solutions portfolio. This includes attaining greater market penetration of existing products that we produce (e.g., microbials from our Clackamas, Oregon facility and organic nutrients from our plant in Etchojoa, Mexico) and new, low impact products from our Envance business (currently the active ingredient in P&G’s Zevo product line for safe home use).

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Precision application. While profitably expanding our market access for conventional solutions, the Company has self-funded the development and commercialization of one of the most advanced precision application systems on the market, SIMPAS. This platform enables a grower to apply multiple crop-inputs at variable rates, as per an agronomist’s prescription, in one pass, so that the grower uses only what is needed, precisely where it is needed. Here, again, an aptitude for precision application technology is key to our future direction.

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Environmental, Social & Governance. ESG is an essential part of our commitment to sustainable agriculture, and our products bear out this commitment. Our Green Solutions and Precision Application products come together under the umbrella of ESG with the additional MRV (Measure, Record, Verify) technology Ultimus. This platform will enable the user to track product from factory to field, to measure (M) how much is used throughout the field, to record (R) that information and to validate (V) that application. When connected to a permanent ledger like Blockchain, then, Ultimus will enable a grower to create a permanent, immutable record of his or her activities – such as applying less of a synthetic nitrogen product in favor of one of our nitrogen fixing products. In addition, our soil health products help growers not only enhance plant health but also sustain their most valuable asset, the soil.

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Intellectual Property. With all of the R&D that we are conducting and the global shift to novel solutions for precision application and green solutions, the development and protection of intellectual property has become increasingly important to companies that compete in our space. The Company owns, and continues to apply for, patents relating to SIMPAS, Ultimus, R&D screening processes and low-impact formulations. These give the Company considerable freedom to operate, while clearing a path to successful commercialization. Appreciating the value and durability of our IP profile underpins our market and commercial strategies.

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Manufacturing. The Company owns six manufacturing facilities, five in the US and one in Mexico. Through these plants we manufacture over half of what we sell on a consolidated basis. In times of supply chain disruption, unpredictable tariff trends and fuel price escalation, having our own manufacturing assets gives us a far higher degree of autonomy and agility than those companies that have outsourced these processes overseas. Operating factories in a safe and profitable manner requires multiple disciplines, including ES&H controls, quality systems, SIOP (supply/inventory/operations/procurement) processes and human capital management.

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Audit. As a public company, our financial statements are audited by an independent registered public accounting firm, and its accounting practices and policies are consistent, in all respects, with Generally Accepted Accounting Principles in the U.S. Virtually every business decision, investment, purchase and sale by the Company has an impact on accounting. Further in order to understand the Company’s financial performance and to help make business decisions, it is essential that all directors have a strong, working knowledge of audit and accounting rules. Further, it is mandatory that at least one member of our Audit Committee be an expert as defined by the SEC (our Audit Committee Chairperson, Morton D. Erlich, is an expert), while all Audit Committee members be financially literate.

Marisol Angelini, age 60, was elected as a director with the Company in December 2021. Ms. Angelini served through 2018 in positions of increasing responsibility over 22 years at The Coca-Cola Company, including in the capacity of GM and VP of Global Tea/Water Business and Chief Marketing Officer (Mexico, Brazil and most recently Central and Eastern Europe Business Units). Prior to that service, she was Group Brand Manager for Procter & Gamble in Venezuela. Ms. Angelini currently sits on the board of Bush Brothers & Company (a privately-held food company) where she serves on the Nominating and Corporate Governance Committee. She is also a member of the board of NACD Atlanta Chapter (National Association of Corporate Directors), which is dedicated toward director education and best practices for public company boards. Ms. Angelini’s experience in the food sector (which is our ultimate customer), global management/marketing, new product launching and governance are all valuable traits for our board of directors.

Scott D. Baskin, age 68, was elected as a director with the Company in January 2014. Mr. Baskin has extensive experience as a litigator arising from his 35-year career with the law firm of Irell & Manella, from which he retired at the end of 2013. During his tenure at Irell & Manella, Mr. Baskin concentrated his practice on intellectual property, technology, real estate, business torts and securities actions for a multitude of corporate clients. A frequent lecturer and writer, he has published many articles on intellectual property rights, patent infringement, trial preparation and discovery. He was an assistant instructor at Yale Law School and clerked for Hon. Y. C. Choy, United States Court of Appeals for the Ninth Circuit. Mr. Baskin holds a B.A. in Political Science and History from Stanford University and a J.D. from Yale Law School. Mr. Baskin brings legal acumen and extensive experience in intellectual property matters, which complement the Company’s commitment to technology innovation.

Debra F. Edwards, age 68, was elected as a director with the Company in 2011. Dr. Edwards has over 35 years of experience specializing in pesticide residue chemistry, human health risk assessment, human health and ecological risk management, registration, re-registration and regulatory policy development. The majority of her career has been spent in leading large scientific and regulatory organizations within the United States Environmental Protection Agency (“USEPA”), culminating in her serving as Director of the Office of Pesticide Programs. Except for a two-year stint in Guatemala as an agricultural extension volunteer in the United States Peace Corp. (1997-1999), Dr. Edwards worked for the USEPA from 1985 until 2010. Following her retirement from the USEPA, Dr. Edwards worked for more than 10 years as an independent consultant specializing in global regulatory strategy for pesticides and biocides. Her clients included the USDA’s Foreign Agricultural Service, the FDA’s Center for Food Safety and Applied Nutrition, pesticide industry task forces and trade associations, food crop trade associations, and individual pesticide and biocide companies. Dr. Edwards holds a Ph.D. and a Master’s Degree in Plant Pathology, has been the recipient of numerous academic and professional honors, including the Presidential Rank Award for Meritorious Service as a Senior Executive of the USEPA, and has published and made presentations in national and international fora on pesticide regulation, food safety and integrated pest management. Given the large number of active ingredients that the Company has registered for use across the globe and the rapidly changing and increasingly challenging regulatory climate, Dr. Edwards assists the board in mapping out strategy for product defense, regulatory compliance both domestically and internationally, and in the evaluation of acquisitions.

Morton D. Erlich, age 77, was elected as a director with the Company in October 2013. Mr. Erlich has extensive experience in accounting and auditing, arising from his 34 year career with KPMG LLP and being licensed as a CPA (currently inactive) since 1974. During his tenure at KPMG, Mr. Erlich served as Audit Engagement Partner for numerous public and private companies in a wide range of industries and also served as Managing Partner of the firm’s Woodland Hills office. In addition to his audit and accounting work he also developed expertise in merger, acquisition and due diligence projects, as well as SEC compliance and employee benefit plan audits. Since 2004, Mr. Erlich has provided financial and managerial consulting services to a number of middle-market companies and professional service firms. Since 2006, he has been a member of the board of directors of Skechers USA, Inc. a prominent global footwear company, where he has served as lead independent director and chairperson of both the audit committee and the compensation committee, and as a member of the nominating and corporate governance committee. Mr. Erlich brings the experience and expertise of a seasoned auditor and provides counsel in connection with oversight of independent registered public accounting firms, guidance on compiling financial statements, and management of internal controls. Further, Mr. Erlich is the sole member of the Company’s audit committee who meets the definition of “audit committee financial expert” under applicable SEC regulations, and, as such, fulfills the requirement that at least one such expert on the audit committee of public companies.

Emer Gunter, age 61, was appointed as a director with the Company in 2019 after a 34 year career at Monsanto, during which she served as Director of Manufacturing for Latin America (overseeing 20 plants), Asia Pacific (overseeing 15 plants)

and, ultimately, as Vice President of Environmental, Safety and Health. During that time, she led multiple initiatives in various countries relating to process optimization, de-bottlenecking, quality, cost reliability, ESH (environmental, safety and health), six sigma, factory automation, succession planning and new facility construction. She also served as a member of the Manufacturing Leadership Team and Monsanto Advisory Council, where she operationalized human rights initiatives, influenced ESH throughout the culture and led a step-change in contractor and employee safety performance, reducing the number of recordables by half, while the company doubled in size. Ms. Gunter’s extensive expertise in manufacturing, international business operations and ESH make her a valuable resource to the Company, which has a long history in manufacturing, and is committed to the principles of sustainability.

Alfred F. Ingulli, age 80, was elected as a director with the Company in 2010. Mr. Ingulli served as Executive Vice President of Crompton Corporation (later Chemtura Corporation), a $3 billion specialty chemical company from 1989 through 2004, in which capacity he was responsible for the company’s global agricultural chemical business and had extensive international experience in managing the company’s specialty chemical business in Europe, Africa and Latin America. In addition, from 2002 to 2004 he also served as a member of Crompton Corporation’s executive committee. From 2005 to 2014, Mr. Ingulli served on the board of directors of PBI/Gordon, Inc., a marketer of specialty chemicals in turf and ornamental, lawn and garden and animal health markets, and served as a member of the compensation and audit committees of that board. Further, from 1996 to 2004, he served on the board of directors of Gustafson LLC, a manufacturer of seed treatment products and application equipment, and was chairperson of that board from 2002 to 2004. From 1990 to 2004, Mr. Ingulli also served as a board member and, from 1998 to 2000, as Chairperson, of CropLife America, a nationwide not-for-profit trade organization representing member companies that produce, sell, and distribute most of the active compounds used in crop protection products registered for use in the United States. Mr. Ingulli brings to the AVD board in-depth knowledge of our industry and an acumen for business finance and operational management.

John L. Killmer, age 72, was elected as a director with the Company in 2008. In June 2013 Dr. Killmer was elected as the Company’s lead independent director and continues to serve in that capacity. During his career, Dr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), a large privately held crop protection and life science company, from November 2004 through June 2008. At Arysta, Dr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto, Greater China from 2001 to 2003. From December 2014 until 2020, Dr. Killmer served as CEO and member of the board of directors of RNAgri, Inc., a privately-held corporation involved in the development of RNAi technology. Dr. Killmer possesses a combination of considerable technical expertise and business acumen. A trained scientist, he began his professional career focusing on technology and ascended the corporate ladder with increasing profit responsibility. He served as pro-tem Director of Technology for the Company from March 2009 through December 2010, during which time he evaluated the Company’s technology infrastructure and added multiple resources (both people and equipment) to help enhance the Company’s domestic manufacturing and process and formulation technology.

Eric G. Wintemute, age 66, was elected as a director with the Company in June 1994. Mr. Wintemute served as President and Chief Executive Officer (“CEO”) from July 1994 until June 2011, and Chairperson and CEO since June 2011. With 27 years’ experience on this Board, 42 years’ experience at the Company (27 years as CEO) and membership in leading crop protection trade groups (current member of the board of directors and the executive committee and past chairperson of CropLife America), Mr. Wintemute brings a broad industry perspective to the Board. From 2013 until 2018, Mr. Wintemute served as a member of the board of directors of TyraTech, Inc., during which time it was a publicly traded company on the London Stock Exchange. TyraTech, Inc. was acquired by the Company in November 2018 and delisted at that time. His interaction with the heads of the Company’s peers, suppliers and customers; legislators; and enforcement authorities has enabled him to identify economic, technological and political trends affecting the Company. He is an invaluable resource to the Board, particularly when evaluating future business plans, including acquisitions, and providing strategic direction to the Company.

M. Esmail Zirakparvar, age 72, was elected as a director with the Company in June 2010. Dr. Zirakparvar served in executive positions at Bayer CropScience AG. From 2002 to 2004 he served as Chief Operating Officer and member of the Bayer CropScience AG’s Board of Management in Germany and from 2004 to 2006 as Head of Region of Americas, President and CEO of Bayer CropScience LP USA and Member of the Bayer CropScience AG Executive Committee. Prior to that, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986 to 2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies. In addition to his hands-on experience in product development, regulatory matters, project management, and management of agricultural chemical businesses, Dr. Zirakparvar helped to oversee the integration, management and direction of one of the largest global agricultural chemical companies. Dr. Zirakparvar holds a MS. And Ph.D. Degrees on Plant Pathology/Nematology from Iowa State University. With his background, he gives the board a global sense of perspective and strategic direction.

STOCKHOLDER ENGAGEMENT

Overview

The Board welcomes feedback from our stockholders regarding Board composition, governance practices and policies, executive compensation framework, business and corporate ethics principles, and other matters related to our strategy and performance. Our Chairperson and Chief Executive Officer, in collaboration with our Director of Investor Relations, regularly reaches out directly to our stockholders to solicit this feedback. In addition, members of our management team regularly attends industry conferences and engages in one-on-one discussions with stockholders, prospective investors, investment analysts, and proxy advisory firms throughout the year. Management routinely advises the Board on issues of concern to stockholders, changes in the shareholder base and management’s proposed initiatives in response to shareholder input.

Recent Corporate Governance Initiatives

The Board has been actively involved in a process to promote diversity and inclusion in a manner tailored to the Company’s specific governance needs and operational constraints. Following the retirement of former director Lawrence Clark in 2021, the Board appointed Marisol Angelini, an extraordinarily well-qualified executive with experience in international marketing and distribution in the food and beverage industry. Ms. Angelini’s appointment is only the latest example of the Board’s efforts to recognize the value of recruiting individuals from diverse backgrounds who can contribute specific skills that will help the Board develop and implement the Company’s strategic direction. The Board is continuing to explore other opportunities to broaden its inclusion of traditionally underrepresented groups while also managing this process in a manner that avoids disruption and promotes a smooth and effective transition without disrupting boardroom dynamics or causing a loss of requisite skillsets.

Engagement with Cruiser

For more information about our efforts to engage with and to be responsive to Cruiser, please see “Background of the Solicitation” beginning on page 8.

How to Provide Feedback to the Board

We encourage all of our stockholders to reach out to us with thoughts about how we can improve on our various corporate governance practices, our operations and strategy, our ESG initiatives, and our relationships with stockholders, customers, employees, vendors and regulatory authorities. Investors wishing to contact us may reach out to our Director of Investor Relations and Corporate Communications, Bill Kuser, at williamk@amvac.com/949-375-6931, or our Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, Tim Donnelly, at timd@amvac.com/949-221-6115.

RISK OVERSIGHT

The Company’s Board of Directors has formal responsibility for risk oversight. In 2011 the Board formed a Risk Committee, which now consists of Scott D. Baskin (as chairperson), Debra F. Edwards, Emer Gunter (as Environmental, Social Responsibility & Governance “ESG” Liaison) and M. Esmail Zirakparvar. The Risk Committee meets regularly (at least four times per year) and coordinates primarily with the Risk Manager (Timothy J. Donnelly) of the Company. All members of the Board are invited to, and typically attend, Risk Committee meetings.

Senior management has also appointed a team of managers to serve as an executive risk committee, with responsibility to identify and assess areas of risks, to identify mitigation measures and to implement those measures. The Company has identified several material risks facing the Company and has identified risk owners responsible for marshalling the resources and leading a team to address those risks. These identified risks are updated from time to time and presently include:  i) adverse regulatory climate; ii) optimizing inventory levels while minimizing under absorption costs of our manufacturing facilities; iii) succession planning/bench strength; iv) maintaining competitiveness of product offerings; v) vulnerability to environmental event; vi) undervaluation by the market; vii) sustainable growth through licensing, acquisitions and current product lines; and viii) cyber-security. These risks are incorporated into the risk-owners’ annual performance goals and are important factors in determining both job performance and incentive compensation. Executives serving as risk-owners periodically report their progress directly or through the Risk Manager to the Risk Committee.

With respect to cyber-security, the Company has taken measures to ensure that our information systems are both secure and reliable. Our network consists of multiple locations linked through an internal network and, in some cases, through a multiprotocol label switching network. We have installed a firewall system through which all external traffic must proceed before reaching the internal network. These firewall systems monitor and track all activities on a continuous basis for diagnostics, testing and, where appropriate, remediation. Further, remote access is protected and authenticated through encrypted VPN connections. To the extent that the Company relies on third parties for data center hosting services, we require both physical and logical security access controls, environmental safeguards and periodic audits. Further, we perform vulnerability assessments and penetration testing through third party specialists on a regular basis. Finally, management communicates security policies to the workforce through orientation, employee handbooks, web-based tutorials and on-the-job training to ensure that all employees understand our security policies and procedures.

ENVIRONMENTAL, SOCIAL RESPONSIBILITY AND GOVERNANCE

At the center of our ESG commitment is the principle of Sustainable Agriculture. While this concept has been used by many to mean many different things, we have given it a very clear meaning. In our parlance, Sustainable Agriculture is broad enough to encompass a comprehensive ESG program, but clear enough to give us direction in our outlook and purpose in our activities. Please click on the “ESG” tab at www.american-vanguard.com to access the documents mentioned below.

At the core of our commitment to sustainable agriculture is the belief that all people should be able to rely on a stable, affordable food supply both now and into the future. We are committed to meeting that need upon a foundation of social responsibility and equity. In that vein, we believe that sustainable agriculture must include these three principles:

Climate Equity – as outlined in our Climate Change Commitment, we are committed to making enterprise-wide, progressive and measurable efforts to do our part to arrest the trend of global warming. In making decisions, taking actions and conducting our operations we are mindful of climate equity, which holds that climate change has three primary effects – generational, regional and individual. To that end, we believe that reducing our carbon footprint and, through our products and services, enabling others to do so will advance climate equity consistent with the 2-degree warmer world as outlined in the Paris Agreement. Whether in terms of eco-friendly products – such as natural oils from Envance (used in Proctor & Gamble’s Zevo™ product line), microbial High Yield solutions from Agrinos (that enhance soil health and promote carbon sequestration) or tailored bionutritional products from Greenplants – or delivery systems, such as our SIMPAS precision application system that maximizes yield while minimizing the environmental footprint – we are endeavoring to making the planet a better place than we found it.

Environmental Equity – we recognize that our planet has limited resources and that what we do with them has an effect on the habitat for both humans and other species, both for today and tomorrow. We also recognize that our activities can affect the environment generationally, regionally and individually. We are, therefore, committed to environmental equity in our operations. Specifically, and as more fully outlined in our sustainability reports, we seek to conserve finite resources such as water, land and energy while protecting the environment and enhancing biodiversity, so that these resources are available in amounts and quality to support our neighbors and future generations. In addition, we have committed significant resources toward supporting growers with precision application technology – like SIMPAS and Ultimus – that enable growers to manage, optimize and trace the use of crop and soil inputs, and to use only what is needed, precisely where it is needed. Furthermore, we are mindful of those who might be disproportionately affected by what we do, such as loaders and applicators of our products. To that end, we have been at the forefront of user-friendly, closed delivery systems (from Lock ‘n Load to SMARTBox to SIMPAS/SmartCartridges) to minimize exposure and maximize safety for those on-the-ground.

Food Equity – we are committed to the proposition that access to food is a basic human right. Implicit in that commitment is the principle of food equity, which has three aspects, once again, generational, regional and individual. First, food security – we believe it is essential to ensure the long-term sustainability and competitiveness of the global agricultural industry. We contribute toward food security by investing in eco-friendly solutions and in new technology, like SIMPAS, that give growers the best tools possible to ensure that their operations are viable, both today and tomorrow. Second, food availability – ensuring that food gets from field to table. As we saw in the pandemic, the supply chain for food can be broken, and those who suffer most are often those farthest from the fields. To that end, we support farm-to-table efforts and programs to reduce food waste. Third, food affordability – ensuring that food prices can be maintained at reasonable levels for all, including the impoverished. We do this by giving farmers effective tools, including precision application equipment, that optimize their costs, boost their yield, and enable them to produce and market food at reasonable prices.

Social Responsibility – our discussion of Sustainable Agriculture would not be complete without specific mention of our commitment to social responsibility. This concept is inherent in all forms of equity, be they climate-, environment- or food-related. However, social responsibility gives us pause to consider factors of a more fundamental nature, such as human rights. Our Human Rights Policy details our essential belief that we respect and support human rights, both within and without our operations. We believe that it is fundamental to our corporate responsibility and, indeed, to our humanity, that we recognize, respect and nurture the freedom and dignity of all persons. To that end, we support the tenets of the International Bill of Human Rights, including the United Nations Universal Declaration of Human Rights, the UN framework on Corporate Responsibility to Respect Human Rights (which is one section of the UN Guiding Principles on Business and Human Rights) and the UN International Labor Organization on Fundamental Principles and Rights at Work.

Under the umbrella of Sustainable Agriculture, we are committed to operating our business with a sense of mindfulness – toward the climate, toward the environment and toward the good of humans and other species. We consider ourselves to be part of a broader mission – one of ensuring that people can rely upon a stable, affordable food supply both now and in the future. It is a privilege to be part of that mission. With that privilege comes responsibility, and we take that responsibility seriously.

COVID-19 PREPAREDNESS

Since the start of the coronavirus pandemic early in 2020, the Company has made sustained efforts to ensure the health and safety of the workforce while ensuring continuity of the business, which, under applicable federal guidelines (https://ww.cisa.gov) is part of the nation’s critical infrastructure (as part of the “Food and Agriculture,” “Chemical” and “Public Works and Infrastructure Support Services” sectors). Our network of international subsidiaries is accorded similar status by governments in the territories in which they operate. In the workplace, the Company has designed and implemented protocols for social distancing, made provisions for the workforce to work remotely where possible, and established quarantine policies for those who present COVID-like symptoms or may have been in contact with those who have. Further, the Company keeps current with local, state, federal and international laws and restrictions that could affect the business and provide real-time information to the workforce. The Company has also prepared contingency plans to permit the continued operation of its factories, in the event that there are critical staffing issues due to attrition. Further, the Company continuously monitors supply chain, transport, logistics and border closures and has reached out to third parties to make clear that the Company is continuing to operate, and that it has its own policies relating to health and is committed to compliance with COVID-19 policies of its business partners.

As has been the case with many other employers, since the start of 2021, the Company has encouraged its workforce to receive vaccinations against COVID-19 through various means, including incentive programs. The surge of the Delta variant in early 2021 had a comparatively low impact on the Company’s workforce. However, the Omicron variant, which began to spread throughout the world in late 2021, proved to be transmissible to people who were vaccinated or unvaccinated. As a result, like many employers, the Company experienced a surge in COVID-19 infections at the end of the fourth quarter in 2021 carrying over into the first quarter of 2022. Based upon tracking and tracing, we believe that most of these cases came from community (as opposed to workplace) transmission. Further, compared to the Delta surge and earlier variants, these cases typically presented with mild symptoms. All told, the Company has been able to manage its business with minimal impact during the years ended December 31, 2021 and 2020.

As of this writing, the Omicron surge has dropped dramatically in many regions, including the U.S. Barring the advent of another variant, between natural immunity from infection and vaccine immunity, populations in many countries will be increasingly less vulnerable to coronavirus. However, the efficacy of boosters, variability in social restrictions and evolution of the virus are not yet known. Consequently, the Company is unable to predict the ultimate impact that the pandemic may have on its future financial condition, results of operations and cash flows in the near- to mid-term. The Company continues to monitor its business for adverse impacts of the pandemic, including volatility in the foreign exchange markets, demand, supply-chain disruptions in certain markets, and increased costs of employee safety, among others.

CORPORATE GOVERNANCE OF THE COMPANY

The Company is committed to sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and

Conduct, the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, all of which are available to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently, in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of nine members. The Board has determined that eight of the nine members, that is, all except Eric G. Wintemute, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board examines the independence of each of its members at least once per year and more frequently, if there is any change in a member’s material relationship with the Company that could potentially interfere with the member’s exercise of independent judgment. All of the members of the Audit, Compensation, Nominating & Corporate Governance, Finance and Risk Committees are independent in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board.

MEETINGS OF THE BOARD

The Board met seven times during the year ended December 31, 2021. All directors attended 100% of the aggregate of the number of meetings of the Board and at least 75% of the total number of meetings held by all committees of the Board for which they served. The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is the lead director, John L. Killmer. Interested parties who wish to communicate with the lead director or with non-management directors may do so by email to directors@amvac.com.

While not required to do so, all directors do attend the Annual Meeting of Stockholders; this was the case at the 2021 Annual Meeting of Stockholders, which was held virtually.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Morton D. Erlich (Chairperson), Scott D. Baskin, Marisol Angelini and Alfred F. Ingulli, all of whom are non-employee directors and financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the SEC and the applicable rules and listing standards currently prescribed by the New York Stock Exchange. In addition, the Board has found that Mr. Erlich is an “audit committee financial expert” within the meaning of applicable SEC rules and regulations. The Audit Committee held five meetings during the year ended December 31, 2021.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Providing oversight on the financial reporting process and the adequacy of the Company’s internal controls.
•	Engaging the services of an independent registered public accounting firm to audit the Company’s consolidated financial statements and internal controls for financial reporting.
•	Pre-approving all services performed by the independent registered public accounting firm.
•	Reviewing the scope of the audit activities of the independent registered public accounting firm and appraising audit efforts.
•	Reviewing services provided by the independent registered public accounting firm and other disclosed relationships, as they bear on the independence of that firm.
•	Overseeing the performance of the Company’s internal audit function.
•	Establishing procedures for the receipt, consideration, investigation and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report on page 21 of this Proxy.

Compensation Committee

The Compensation Committee is currently composed of Debra F. Edwards (Chairperson), Marisol Angelini, Morton D. Erlich, and Alfred F. Ingulli, all of whom are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. Further, the Board has found that each of the members of the Compensation Committee, who administers the Company’s compensation plans, is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held nine meetings during the year ended December 31, 2021.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishing executive compensation policy consistent with corporate objectives and stockholders’ interests.
•	Overseeing the process for evaluating CEO performance in comparison with Board-approved goals and objectives.
•	Recommending CEO compensation to the Board.
•	Administering grants and options in Company stock under the Company’s compensation plans.
•	Evaluating the independence of compensation professionals.

Please also see the Compensation Committee Report on page 33 of this Proxy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of M. Esmail Zirakparvar (Chairperson), Scott D. Baskin, Morton D. Erlich and Emer Gunter. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2021. In addition, Ms. Gunter serves as ESG Liaison between the Nominating and Corporate Governance Committee and senior management.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommending nominees for election and re-election to the Board of Directors.
•	Reviewing principles, policies and procedures affecting directors.
•	Overseeing evaluation of the Board and its effectiveness.
•	Recommending committee assignments and lead director nominees to the Board.
•	Recommending educational programs for directors.

Finance Committee

The Finance Committee is currently composed of Alfred F. Ingulli (Chairperson), Marisol Angelini, Debra F. Edwards, John L. Killmer, and M. Esmail Zirakparvar. The Finance Committee held two meetings during the year ended December 31, 2021.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) and involves, among other things:

•	Working with senior management to evaluate, investigate and recommend changes in the area of corporate finance.
•	Reviewing and approving acquisitions, divestitures and restructuring activity.
•	Reviewing and approving short-term and long-term financing plans.

Risk Committee

The Risk Committee is currently composed of Scott D. Baskin (Chairperson), Debra F. Edwards, Emer Gunter and M. Esmail Zirakparvar. The Risk Committee held four meetings during the year ended December 31, 2021. All members of the

Board are invited to, and typically attend, Risk Committee meetings. The primary responsibility of the Risk Committee is to oversee risk management at the Company and to ensure that the Company continuously monitors material risks, identifies mitigation measures for those risks, and takes commercially practicable measures to minimize those risks to the fullest extent possible. The committee works with the Company’s Risk Manager and senior management to conduct (or cause to be conducted) periodic assessments of the Company’s risk profile and to ensure the following:

•	That adequate resources are made available to address and mitigate risks, where possible,
•	That risk owners are identified and made accountable for addressing these risks, and
•	That the practice of monitoring and addressing these risks remains a part of the Company’s culture.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and, with management, to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out this role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm. BDO has served as the Company’s independent registered public accounting firm since 1991.

We have reviewed and discussed, with senior management, the Company’s audited consolidated financial statements included in the Company’s 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2022. Management has confirmed to us that such consolidated financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management, and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with BDO, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”), issued by the Public Company Accounting Oversight Board (“PCAOB”). AS 1301 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant misstatements, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO, a letter of independence providing the disclosures required by Rule 3526, “Communication with Audit Committee Concerning Independence” with respect to any relationships between BDO and the Company that, in its professional judgment, may reasonably be thought to bear on independence. BDO has discussed its independence with us, and has provided written confirmation that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2021, we recommended to the Board of Directors, and the Board of Directors agreed, that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent registered public accounting firm. Nor is it the responsibility of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent registered public accounting firm, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Morton D. Erlich, Chair

Marisol Angelini

Scott D. Baskin

Alfred F. Ingulli

April [l], 2022

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2021, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (*)	Percent of Class
Blackrock, Inc.	4,557,355	14.7%
55 East 52nd Street New York, NY 10055

Dimensional Fund Advisors LP	2,280,405	7.4%
6300 Bee Cave Road, Building One Austin, TX 78746

T. Rowe Price Associates, Inc.	1,810,260	5.8%
100 E. Pratt Street Baltimore, MD 21202

The Vanguard Group	1,765,195	5.7%
100 Vanguard Blvd. Malvern, PA 19355

(*)	Based on information reported to the SEC by, or on behalf of, such beneficial owner.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock, as of March 16, 2022, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his or her name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Chairman & Chief Executive Officer	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,138,818	(1)	3.7%
Director	John L. Killmer 4695 MacArthur Court Newport Beach, CA 92660	55,771		(3)
Director	Alfred F. Ingulli 4695 MacArthur Court Newport Beach, CA 92660	23,920		(3)
Director	M. Esmail Zirakparvar 4695 MacArthur Court Newport Beach, CA 92660	44,197		(3)
Director	Debra F. Edwards 4695 MacArthur Court Newport Beach, CA 92660	24,737		(3)
Director	Morton D. Erlich 4695 MacArthur Court Newport Beach, CA 92660	27,184	(2)	(3)
Director	Scott D. Baskin 4695 MacArthur Court Newport Beach, CA 92660	24,757		(3)
Director	Émer Gunter 4695 MacArthur Court Newport Beach, CA 92660	12,693		(3)
Director	Marisol Angelini 4695 MacArthur Court Newport Beach, CA 92660	2,462		(3)
Chief Operating Officer (AMVAC Chemical Corporation)	Ulrich G. Trogele 4695 MacArthur Court Newport Beach, CA 92660	170,719		(3)
Chief Financial Officer	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	90,801	(4)	(3)
Chief Administrative Officer	Timothy J. Donnelly 4695 MacArthur Court Newport Beach, CA 92660	99,269	(5)	(3)
SR VP of US and Canada Sales	Anthony S. Hendrix 4695 MacArthur Court Newport Beach, CA 92660	62,760	(6)	(3)
Managing Director (AMVAC Netherlands BV)	Peter E Eilers 4695 MacArthur Court Newport Beach, CA 92660	60,960		(3)
Directors and Officers as a Group		1,839,048		6.0%

(1)	This figure includes 78,127 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(2)	Represents shares held by the Erlich Family Trust, in which Mr. Erlich is a trustee and beneficiary, and over which Mr. Erlich shares voting power with his spouse.
(3)	Under 1% of class.

(4)	This figure includes 22,175 shares of Common Stock Mr. Johnson is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(5)	This figure includes 20,306 shares of Common Stock Mr. Donnelly is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(6)	This figure includes 5,611 shares of Common Stock Mr. Hendrix is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

EMPLOYEE COMPENSATION AND ENTERPRISE RISK

The Company has concluded that its compensation policies and practices do not give rise to any risk that is reasonably likely to have a material adverse effect upon it. In reaching its conclusion, the Company has found, among other things, that all business units have a similar compensation structure and that no business unit bears a disproportionate share of the overall risk profile, profits or revenues. Compensation for senior executives and, derivatively, the entire workforce is subject to achievement of Company-wide financial objectives within the SMARTgoals (as defined on page 25) established by the Board and management annually. These include metrics for net sales, net income, EBITDA and working capital management. Further, all functions forecast annual profit (where applicable) and expense targets, which are consolidated into an overall budget. While each profit-and-loss center is held accountable toward achieving its operating margins and expense forecasts, each such center is also held to company-wide performance which determines, among other things, the size of the overall incentive compensation pool and the availability of equity. Finally, senior management allocates annual bonus and equity awards among individual employees and within the operating functions in an equitable manner.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s performance in 2021 was stronger in most all respects as compared to the prior year. The domestic agricultural economy continued an upcycle that started at the end of 2020 following several years in a downcycle. With that trend, commodity prices for many crops, including corn, soybeans and cotton, rose and remained strong. Both growers and the distribution channel, which had previously worked down inventory to historically low levels, began to replenish their stocks of crop inputs. At the same time, pandemic restrictions were relieved in many regions and were only partially reinstated with the emergence at the end of 2021 of the Omicron variant of the coronavirus. Despite supply chain disruptions and some associated cost escalation, particularly on in-bound freight, and the year-end pandemic surge, the markets for the Company’s products were stronger. Net sales for 2021 rose 21%, as compared to 2020 ($556,872, as compared to $458,704), and net income was up about 22% ($18,587, as compared to $15,242). Operating income rose 35% (to $30,946 in 2021 from $22,908 in 2020) and that, except for the one-time benefit in 2020 of $4,657 arising from a bargain purchase gain relating to the Agrinos acquisition, the improvement in operating income would have been 55% year-over-year.

When considering the consolidated balance sheet, long-term debt decreased to $52,240 as of December 31, 2021, from $107,442 as of December 31, 2020. The decreased level of debt was driven by the Company’s strong cash management during 2021, including a continued strong response from the Company’s biggest customers to our early-pay programs. The Company’s liquidity position improved with a closing borrowing availability of $178,705 as of December 31, 2021, as compared to $86,736 as of December 31, 2020. Furthermore, inventories decreased to $154,306, as of December 31, 2021, as compared to inventories of $163,784, as of December 31, 2020.

In summary, the Company’s financial performance improved in virtually every respect as compared to the prior year, and its balance sheet improved as well. With higher pre-tax earnings, the incentive compensation pool was substantially higher than that of 2020. With strong companywide performance and the achievement of nearly all financial SMARTgoals,  NEOs’ cash bonuses were also higher and more closely approximated the median incentive compensation for similarly situated executives among the Company’s Proxy Peers. Further, the Company’s one-year total shareholder return (“TSR”) was slightly below the median for Proxy Peers and, with respect to three- and five-year TSR, just above the 25th percentile of its Proxy Peers. Total direct compensation for the other NEOs were at or below the median of Proxy Peers. In summary, the Company believes that, overall, executive compensation for 2021 was consistent with the rubric of pay-for-performance with respect to Proxy Peers.

Compensation Objectives

Our executive compensation program has three primary objectives to:

•	Align management’s interests with the long-term interests of stockholders;

•	Provide compensation on the basis of performance that supports key financial and strategic business outcomes; and

•	Attract, motivate and retain top talent to lead our business.

Our first objective is accomplished by ensuring that our executives are stockholders. We do this through the regular award of equity and the adoption of executive stock ownership guidelines. We make these equity awards through our stock incentive plan, which was approved in its current form by our stockholders at the 2017 Annual Meeting. Our second objective means that we want our executives to seek optimal results in both the short and long term. One of the primary means of rewarding performance is through cash incentive compensation. Another means is through performance-based equity, which requires that the Company attain certain measures of financial success (i.e., earnings before interest and income taxes “EBIT”, net sales, and TSR), as compared to its industry peers and to broader industry in general. Our third objective is accomplished through ensuring that our compensation is competitive (as, for example, through benchmarking the compensation practices of similarly-situated companies) and to promote the retention of key talent through awards of stock that cliff vest in three years.

What We Reward

We expect our executives to operate at a high level and to be involved in setting and executing our business plan. Accordingly, our executives are directly involved in defining the Company’s strategy (its roadmap to both long- and short-

term success), its budget (the short-term business plan), and the associated short term objectives which are established as necessary to achieve the budget (our “SMART” goals, which are Specific, Measurable, Achievable, Realistic and Time-Based). SMARTgoals are the primary measure to which each executive is held accountable. They vary from position to position and include both company-wide goals (as, for example, net sales and net income for the CEO) and individual goals (for example, factory efficiency targets for the Vice President of Manufacturing). See “Elements of 2021 Compensation and Why We Pay Them” for a more detailed discussion on SMARTgoals and incentive compensation. In addition, we award performance shares that provide for awards ranging from a maximum award of twice the target number of shares (in the event that management outperforms its peers with respect to earnings before interest and income taxes, net sales and TSR) to a minimum potential award of zero shares in the event that management underperforms those metrics. Thus, in the interest of maximizing its equity holdings, management has an additional incentive to strive for improvement. Finally, in addition to these goals, which drive overall Company performance, we also expect our executive team to respond to changing market conditions, to solve unforeseen problems and to show leadership and initiative.

Compensation Program Best Practices

The Compensation Committee continues to implement and maintain sound practices in our executive compensation program and related areas. Our current compensation program includes features that we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. The table below highlights the “Sound Practices” features that our compensation program includes and “Poor Pay Practices,” which are excluded. Certain of these features are described in greater detail after the table.

Included Features (“Sound Practices”)	Excluded Features (“Poor Practices”)

➣  Performance-based Equity – Half of the equity awards made to executives vest based upon metrics as compared to a peer group, specifically, net sales, EBIT and TSR which over a performance period, typically three years’ in length.

➣  Caps on Individual Bonuses – Our executives’ incentive compensation is capped at 1.6 times salary for the CEO and 1 times salary for other officers.

➣  Clawback Policy – Our executives are subject to having incentive compensation recouped by the Company in the event of material fraud or misconduct resulting in a restatement of financial statements.

➣  Stock Ownership Guidelines— We have adopted share ownership requirements for both our executive officers (4X base wage for CEO and 2X base wage for CEO reports) and our directors (four years’ worth of stock awards).

➣  Consultant Independence – The Committee retains an independent compensation consultant.  Our consultant is evaluated annually for independence to ensure objectivity.

➣  Market Benchmarking – Compensation decisions are made in the context of relevant market comparators.

➣  Risk Management – Our executive officers’ compensation program has been designed and is reviewed to ensure that it does not encourage inappropriate risk-taking. (Please see page 15 of this Proxy).

➣  “Double Trigger” severance – Our change in control agreements require both a change in control and termination during a two year period before equity is accelerated and monetary benefits become due. (Please see page 41 of this Proxy).

➣  No income or excise tax gross-ups.

➣  No “single trigger” severance payments.

➣  No guaranteed base salary increases, minimum bonuses or equity awards.

➣  No resetting of strike price on underwater options (as per the equity incentive plan).

➣ No replacement or “make whole” awards of equity (as per the equity incentive plan).

➣  No Hedging–Our executive officers and directors are prohibited from all hedging activities (as, for example, with zero-cost collars and forward sales contracts) and holding Company securities in margin accounts.

A.	Significant Percentage of Performance Shares

Since 2013, in making equity awards to executive officers, the Company has followed the practice of splitting those awards between time-based restricted stock (having a three-year, cliff-vesting period) and performance shares (which also have a three-year cliff-vesting period), the terms and conditions of which have not changed materially since 2013 and are set forth in the form Performance Share Agreement attached as Exhibit 10.14 to the Company’s Form 10-K for the year ended December 31, 2021 that was filed with the SEC on March 14, 2022. Pursuant to the Company’s standard agreement, performance shares vest upon the occurrence of two things: first, the recipient’s continuous employment with the Company through the third anniversary of the award date, and second, the achievement of certain financial metrics as follows. Over the course of a three year performance period, the Company measures the relative growth of EBIT (weighted at 50%) and net sales (weighted at 30%), as compared to the median growth of EBIT and net sales, respectively, of a peer group of companies, which, as of December 31, 2021, consisted of Bayer/Monsanto, BASF, Corteva, Syngenta/Adama, Nufarm, FMC, United Phosphorus and Isagro (the “Ag Peer Group”). Over the past four years, the AgChem Peer Group has changed with industry consolidation. Nevertheless, in the Company’s opinion, these companies represent the leading public companies in the AgChem sector; thus, we believe it is appropriate to use these companies as a benchmark against which to compare the Company’s financial performance.

In addition to the EBIT and net sales metrics, the Company also measures TSR, for the same performance period as compared to that of the Russell 2000 (weighted at 10%) and the Company’s Proxy Peers (as defined on Page 32) for the fiscal year immediately preceding the date of the award (weighted at 10%).  In order to calculate the number of performance shares earned, the Company takes the product of the (number of shares granted) x (weighting factor) x (the applicable performance factor). When applied, the performance factors, which are listed below for EBIT, net sales and TSR, can yield a result as low as zero shares (when the Company has underperformed) and as high as 200% of the target shares granted (when the Company has outperformed its comparator group).

Table 1 - PERFORMANCE FACTORS – EBIT & Net Sales
% Goal Achieved	% Target Payout[1]
≥125%	200%
117.5%-124.9%	150%
110%-117.4%	125%
100%	100%
80%	50%
<80%	0%

(1)	For performance between 80% and 109.9% of “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

Table 2 - PERFORMANCE FACTORS – TSR Goal

% Goal Achieved	% Target Payout[2]
≥80thpercentile	200%
60th percentile	150%
50th percentile	100%
40th percentile	75%
30th percentile	50%
<30th percentile	0%

(2)	For performance between 30th percentile and 80th percentile of the “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

Since the Company began the process of granting awards of performance shares, we have experienced forfeitures of shares awarded in 2013 (due to underperformance on EBIT, sales and TSR), earned at or above target amounts for awards made in 2014, 2015, 2016 and 2017 (due to performance in excess of these measures), and had mixed performance, as in respect of the 2018 awards. As of the issuance of this proxy statement, we expect to have mixed results as to the vesting of performance awards made in March 2019. Based upon this limited data set, then, we can say that the performance metrics are neither too lax, nor overly restrictive. Further, because all financial metrics within these agreements are based upon external relative comparisons, it is not possible to “manage” any of those metrics (e.g., net sales) toward a preconceived outcome. In addition, with a three-year performance period, it is virtually impossible to predict how industry peers and stock comparators will actually perform.

B.	Caps on Individual Bonuses

The Company continues to follow a policy of placing individual limits on each executive’s annual incentive cash compensation. Specifically, the CEO is limited to 1.6 times his annual salary, while the other NEOs are limited to one times his or her annual salary. The Compensation Committee has put these caps in place both to eliminate the possibility that any one individual will receive an excessive share of the bonus pool and to prevent windfall payments in the event that unforeseen circumstances result in goals being drastically exceeded.

C.	Clawback Policy

The Company also continues to follow a clawback policy that provides:

“subject to the restrictions of applicable law, in the event of material fraud or misconduct leading to a restatement of the Company’s financial statements, the incentive compensation of executives found to be complicit in such material fraud or misconduct may be recouped in whole or in part by the Board of Directors after a hearing on the matter; provided, however, that if the subject executive does not agree with the outcome of such hearing, prior to instituting litigation, the parties shall promptly refer the matter to mediation.”

We believe that, this policy serves multiple purposes. First, it sends a strong message to senior management that the Company is committed to the highest standards of legal compliance and accounting discipline. Second, by placing paid compensation at risk, it serves as an additional incentive to senior management to live up to this commitment. And third, the policy should help contribute to stockholders’ peace of mind that the Company requires accuracy and completeness in its financial reporting.

D.	Stock Ownership Guidelines

Under the Company’s stock ownership and stock retention policy, the CEO is required to obtain and maintain four times his base wage in stock, and Section 16 officers other than the CEO are required to obtain and maintain two times their base wage in Company common stock. This is to be accomplished, in part, through periodic grants of equity by the Board. For purposes of calculating the value of shares under the policy, the Company includes shares purchased on the open market, shares acquired through option exercise, unvested restricted shares, shares owned outright and vested but unexercised options. Similarly, as more fully described in page 42 under “Director Compensation,” non-management directors are required to accumulate and maintain shares equal in amount to the number of shares granted to them during the first four full years of service on the Board. Through these policies, the interests of both executive officers and directors are better aligned with those of our stockholders.

E.	Anti-Hedging Policy

The Company’s Anti-Hedging Policy prohibits both directors and Section 16 officers from both hedging and other non-monetized transactions, such as zero-cost collars, forward sales contracts or other similar instruments, which allow a person to lock in much of the value of his or her stock holdings, generally in exchange for all or part of the potential for upside appreciation in the stock. The Company believes that such instruments place the subject shares at risk of unexpected disposition (as, in the case of a call or foreclosure) and change the essential nature of the investment in common stock, thus serving to misalign the holder’s interests from those of the Company’s stockholders.

Compensation Consultant Independence

As per NYSE Listing Standard 303A.05(c)(iv), the charter of the Compensation Committee requires that committee to evaluate the independence of its compensation consultants. Accordingly that committee evaluated its compensation consultant, Exequity LLP, in 2021 and determined that there is no conflict of interest with that firm and that with respect to the six factors set forth in the listing rules, Exequity was independent, as indicated by the following:

Independence Factor	Consultant Compliance

➣  Provision of other services to the Company by the consultant.

➣  Amount of fees received from the Company as a percentage of consultant’s total revenues.

➣  Policies and procedures of committee with regard to its consultant are designed to prevent conflicts of interest such as:

➣  Providing unrelated services.

➣  Trading in the stock of its clients.

➣  Any business or personal relationship with a member of the Compensation Committee.

➣  Any stock of the Company owned by consultant.

➣  Any business or personal relationship with an executive officer of the Company.

➣  Consultant does not provide other services to the Company.

➣  Fees received by consultant during FY 2021 are less than 1% of the consulting firm’s revenues for that year.

➣  Consultant has implemented principles to ensure independence:

➣  Does not provide unrelated services.

➣  Does not trade in the stock of its clients.

➣  There is no relationship with a member of the Compensation Committee.

➣  Consultant owns no shares of the Company.

➣  There is no relationship with an executive officer.

We believe that, by ensuring the independence and objectivity of our compensation consultant, we provide an additional assurance that the consultant will not be influenced by improper motives, such as personal gain, that could compromise its ability to recommend a fair and transparent plan of compensation for Company executives.

Consideration of “Say on Pay” Advisory Vote for Past Three Years

At each of the last three Annual Meetings of Stockholders, we have held an advisory stockholder vote on executive compensation. At the meetings held in 2021, 2020 and 2019, approximately 99%, 99%, and 97%, respectively, of the shares that voted approved our executive compensation described in the subject proxy statement. During that period, the Company’s compensation policies and practices have not changed markedly. Thus, both the Compensation Committee and the Company viewed these voting results as a strong indication that the Company’s stockholders support our compensation policies and practices. Further, the Company maintains a plan of regular outreach to, and interaction with, investors, potential investors and analysts through personal meetings, telephone conversations and attendance at investment conferences. Despite pandemic conditions (and a reduction in in-person investor- and analyst-sponsored events) in 2021, the Company had direct contact with over half of the active institutional investors in its common stock. Through these efforts, the Company continually elicits issues of concern from these audiences. Matters of greatest interest to stockholders have typically concerned strategic direction, the 3- to 5-year plan for growth, technology development, supply chain, market conditions, international businesses, operating expenses and the balance sheet. As has been the case over the past several years, during 2021, compensation policies and practices did not emerge as issues of concern.

Elements of 2021 Compensation and Why We Pay Them

Salaries— As per the Company’s standard practice, the 2021 salaries were set in December of the prior year in the context of benchmarking from the Compensation Committee’s independent compensation consultant. With high single-digit inflation in 2021, while annual increases for 2022 among public companies were on the order of 4%, salaries for the Company’s NEOs were increased by only 3.25% effective at the start of 2022. It should be noted that the Company does not always give annual salary increases to its employees. It should also be noted that the Company has historically raised a salary in excess of a modest adjustment when an officer takes on additional, meaningful responsibilities.

For the CEO, base salary was approximately 65% of total cash compensation in 2021. This compares, on the one hand, to, 97% in both 2020 and 2019 (during which the CEO elected to receive stock in lieu of a cash bonus), and, on the other hand, to 61% in 2018 and 62% in 2017 when larger bonuses were paid in light of improved performance. The base salary as a percent of total cash compensation among NEOs as a group followed a similar pattern, 70% in 2021, 86% in 2020, 87% in 2019, 72% in 2018, and 74% in 2017.

Incentive Compensation— In 2021, as in prior years, executives were eligible to receive annual incentive compensation in the form of a cash bonus. Unlike salary, the cash bonus is “at risk” and varies from year to year depending upon many factors. The main reason for this element of compensation (which is typically paid in the month of April immediately following the measurement year) is to reward the executive for Company performance and the executives’ individual contributions.

Incentive Pool Funding— In 2021, the Company reserved the incentive compensation pool by measuring the consolidated pre-tax income on a quarterly basis. After having achieved pre-tax income in an amount equal to at least one-half of the amount forecasted in the budget for the subject quarter, the Company reserves 15% of its pre-tax income to serve as the pool from which incentive compensation may be paid to the entire workforce. As has been standard practice for several years, from that pool, the Compensation Committee may, but is not obligated to, pay bonuses to some or all of the company employees. At year end, the Compensation Committee evaluates Company performance (including net sales, net income, indebtedness, and working capital). If these measures fall short of the Company’s budget, then the Committee may reduce the pool at its discretion.

Bonuses are specifically allocated from the pool as follows. The CEO and Chief Administrative Officer (CAO) jointly review the performance of the Company’s executive officers and present their findings to the Committee along with a proposed allocation among individuals. The Committee then exercises its own discretion in setting an allocation for the CEO and considers the CEO’s and CAO’s recommended awards for others; in so doing, the Committee considers the executive’s achievement of his or her SMARTgoals, as well as other contributions to the overall Company performance. These goals are tailored for each executive taking into account the full scope of his or her responsibilities. Thus, SMARTgoals may include not only companywide metrics related to net sales and net income, but may also include factors such as working capital controls, inventory levels, manufacturing efficiency and liquidity, for those with profit-and-loss responsibilities, and more arcane factors, such as maintaining registrations, successfully defending adverse proceedings, completing field trials and advancing technology development programs, for others.

As mentioned above, the Company caps individual incentive awards for executive officers, limiting the CEO to 1.6 times salary and other NEOs to 1 times salary. The Company has not established specific targets for calculating incentive compensation for NEOs from year-to-year. As a threshold matter, to the extent that the Company’s pre-tax income is less than one-half of budgeted pre-tax income, the NEOs have typically received no bonus. Historically, incentive compensation for the Company’s executives has risen and fallen with the Company’s performance.

Pre-tax earnings exceeded one-half of the budgeted target during 2021. Accordingly, management accrued 15% of pre-tax earnings to fund an incentive compensation pool in the amount of $4.71 million. The 2021 incentive pool was about two times that of the pool that had been established in 2020. However, with an increased headcount, the Compensation Committee adjusted the multiple for incentive compensation downward for the NEOs in order to accommodate a larger workforce.

As for 2021 SMARTgoals, the Company exceeded sales, profitability and EBITDA targets and, further, improved the balance sheet, ending the year with lower debt, higher borrowing capacity and lower inventory levels. In summary, management met or exceeded most of their SMARTgoals during 2021 (the second year of the global pandemic).

When evaluating pay-for-performance, in addition to financial performance, it is useful to note the TSR for the one-, three- and five-year periods ended on December 31, 2021.  With respect to TSR, as measured on December 31, 2020 when compared to Proxy Peers, the Company’s one-year TSR was just below the median, while , its three- and five-year TSR closer to the 25th percentile of the Proxy Peers.

Equity—We believe that in providing equity to senior executives and requiring that shares equal in value to a multiple of base salary be accumulated by such executives over time, the interests of our executives will be more fully aligned with those of our stockholders. The Company has adopted a policy to prohibit short sales or hedging transactions by executives and members of the Board. Through these awards and these policies, the Company believes that executives will take a longer term view of the Company and will seek to enhance stockholder value several years into the future. Equity awards also serve as a means of encouraging future performance and of retaining key employees over the long term. In addition, it is highly prevalent among peer companies to award equity to executives regularly. In the Company’s case, these awards are typically made early in the fiscal year. We believe that it would be difficult to attract, motivate, and retain executives without offering them a share in the Company’s long term prospects.

As more fully described below in “Benchmarking and the Compensation Consultant” below, the Compensation Committee periodically conducts a benchmarking study to take into account, among other things, the prevalence (by amount and type) of equity awarded to executive officers of similarly situated companies. These studies typically include information on prevalent rates at which available shares are consumed under equity plans of peers. In awarding equity, the Compensation Committee considers not only these studies, but also the compensation history of the Company, retention issues, and the expensing of equity awards. In 2021, the Board followed its standard practice of awarding shares (half time-based, half performance-based) to executives.

Other Benefits— In 2021, the Company continued its practice of offering a comprehensive suite of other benefits to all employees, including group health (medical, dental and vision) and life insurance. Our medical plan took the form of PPO programs which are largely funded by the Company. However, the Company limited its claims exposure by maintaining stop loss coverage on an individual basis and appointed Collective Health as its third party administrator. These programs are a powerful tool in retention, recruiting, morale-building, and maintaining the health of the workforce. Our executives also received life insurance and long-term disability insurance coverage. In addition, certain executives received an automobile allowance and, in the case of the CEO, reimbursement for other perquisites (e.g., country club membership that provides a venue for the cultivation of business relationships).

Finally, in 2021, our executives (and all full time employees) continued to have the option to participate in the Company’s 401K retirement savings plan, under which the Company matches up to 5% of the participant’s salary (subject to an annual cap) and the Employee Stock Purchase Plan (the “ESPP”), which permits the purchase of Company shares at a discount through payroll deduction.

Benchmarking and the Compensation Consultant

In fulfilling its compensation risk oversight function, the Compensation Committee discusses with its outside consultant key compensation design elements of the Company’s compensation plans and awards, including, but not limited to, whether those plans and awards properly incentivize executive performance, attract and promote retention of valuable executives, disincentivize inappropriate risk-taking and correspond with prevalent pay practices among peers and public companies. During 2021 the Compensation Committee’s independent compensation consultant, Exequity, revisited the group of comparator companies for purposes of benchmarking executive compensation, which analysis it completed in November 2021. In connection with those efforts, Exequity defined a group of comparators, focusing on product lines, GICS numbers, and a proxy review to determine whether and to what extent peer companies identified the Company (or others in the Company’s peer group) as comparators. The comparator group (“Proxy Peers”) identified by Exequity consisted of 13 publicly traded specialty chemical companies, namely: AgroFresh Solutions, Inc. (AGFS), Balchem Corporation (BCPC), Chase Corporation (CCF), CVR Partners LP (UAN), Hawkins, Inc. (HWKN), Innospec Inc. (IOSP), Intrepid Potash, Inc. (IPI), Landec Corporation (LNDC), Livent Corporation (LTHM), LSB Industries, Inc. (LXU), Quaker Chemical Corporation (KWR), Trecora Resources (TREC) and Tredegar Corporation (TG). Proxy Peers had median revenues of $346 million per annum, median market capitalization $520 million and median enterprise value of $679 million. To our knowledge American Vanguard is the only publicly traded crop protection Company of its size, and no Proxy Peers operate in either the crop protection, green solution or precision application sectors.

According to Exequity’s analysis, 2021 compensation for the Company’s CEO yielded the following comparative results, which are also depicted in the table below:

•	The CEO base salary was slightly above the median (or 50th percentile) of the Proxy Peers.
•

The bonus amount for the CEO was between the 25th and the 50th percentile for target bonus of the Proxy Peers, it being understood that the CEO elected to forego $175,000 of his bonus in exchange for equity having a face value of $210,000.

•	Total cash for the CEO approximated 50th percentile for target total cash of the Proxy Peers.
•	Equity granted in 2021 to the CEO was also at the median of the Proxy Peers.
•	Total direct compensation for the Company’s CEO approximated the median of the Proxy Peers.

On average, according to the Exequity study, compensation for other NEOs yielded the following results. Salary was at the median on average for salaries of Proxy Peers, equity was between the 25th percentile and the median of target equity for such peers, and both annual incentive compensation and  total direct compensation approximated the median  for the Proxy Peers.

Closing Comments

The Company believes that its executive compensation meets its primary objectives during 2021, the second year of a global pandemic. While supply chain disruptions and the “Great Resignation” adversely affected many businesses, the Company recorded higher sales with stronger profits, while improving its balance sheet and advancing precision application and green solution technologies.  With higher pre-tax earnings, the incentive compensation pool was substantially larger than that of 2020. With respect to TSR, the Company’s one-year TSR approximated the median of its Proxy Peers, while its three-and five-year TSR were closer to the 25th percentile for that group. In summary, the Company believes that overall compensation in 2021 was appropriate and aligned with performance in the context of both Proxy Peers and TSR among multiple comparator groups.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

Debra F. Edwards, Chair

Marisol Angelini

Morton D. Erlich

Alfred F. Ingulli

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current NEOs of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	66	Chairman and Chief Executive Officer
Ulrich G. Trogele	64	Executive Vice President, Chief Operating Officer
David T. Johnson	65	Vice President, Chief Financial Officer and Treasurer
Timothy J. Donnelly	62	Chief Administrative Officer, General Counsel, & Secretary
Anthony S. Hendrix	52	Vice President of Sales, US and Canada
Peter E. Eilers	58	Managing Director, Amvac Netherlands BV

Eric G. Wintemute has served as a director of the Company since June 1994. He was appointed Chairman and Chief Executive Officer in June 2011. Mr. Wintemute has also served as President and Chief Executive Officer from July 1994 until June 2011, after having been appointed Executive Vice President and Chief Operating Officer of the Company in January 1994.

Ulrich G. Trogele has served as Chief Operating Officer of AMVAC Chemical Corporation, the Company’s principal operating subsidiary, since January 2015. Prior to joining the Company, Mr. Trogele spent 28 years in positions of increasing responsibility within the agribusiness sectors of agrochemicals, biologicals and plant nutrition. His career included 10 years at FMC Corporation, as President of Asia-Pacific, and several years as North American Area Director for FMC’s agricultural solutions business.

David T. Johnson has served as Vice President, Chief Financial Officer, and Treasurer of the Company since March, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a $500 million manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an $8 billion Cleveland based multinational Company from April 2001 through June 2003.

Timothy J. Donnelly has served as Chief Administrative Officer, General Counsel and Secretary of the Company since June 2010. He began his service with the Company in October 2005 as Vice President, General Counsel and Assistant Secretary, was appointed Secretary in June 2007 and assumed responsibility for Human Resources and Risk Management in 2009. Prior to joining the Company, from September 2000 through October 2005, Mr. Donnelly served as Vice President, General Counsel and Secretary for DDi Corp. (Nasdaq—DDIC), a manufacturer of quick-turn, high-technology printed circuit boards.

Anthony S. Hendrix has served as Senior Vice President – Crop Sales for U.S. & Canada since August, 2018. Prior to that time, he was Vice President and Director of U.S. Crop Sales commencing in January 2015. He began his service with the Company in March 2010 as Regional Sales Manager, Southeast Region. Prior to joining the Company, Mr. Hendrix served in various crop and district management roles for Syngenta Crop Protection throughout the western and southeastern U.S.

Peter E. Eilers has served as Managing Director of AMVAC Netherlands BV since June, 2018. Prior to that time, he served as Vice President, Business Development and Marketing, to which he was appointed in January 2017. Mr. Eilers joined the Company in August 2015 as Global Director of Business Development and Marketing. Prior to that time, Mr. Eilers had over 25 years’ experience with Bayer CropScience (and its predecessors) where he served as Marketing Director for EMEA, Executive Head of Bayer CropScience Merger & Acquisitions/Business Development, and Country Head in various regions, including Poland, the Baltics, Iberia and Indochina, among other positions.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the three calendar years 2021, 2020 and 2019, paid or awarded by the Company and its subsidiaries to the CEO, CFO, the four most highly compensated executive officers other than the CEO and CFO (the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($) (j)
Eric G. Wintemute	2021	701,612	349,476	1,306,087	—	—	—	106,514	2,463,689
	2020	684,500	—	1,392,708	—	—	—	104,330	2,181,538
	2019	667,807	—	1,187,021	—	—	—	100,114	1,954,942

Ulrich G. Trogele	2021	417,482	156,040	209,353	—	—	—	34,030	816,905
	2020	422,583	61,354	302,278	—	—	—	33,780	819,995
	2019	397,000	—	230,488	—	—	—	33,530	661,018

David T. Johnson	2021	397,649	148,627	195,641	—	—	—	34,030	775,947
	2020	387,950	58,443	208,754	—	—	—	33,780	688,927
	2019	378,486	63,250	222,564	—	—	—	33,530	697,830

Timothy J. Donnelly	2021	336,310	125,701	185,316	—	—	—	33,520	680,847
	2020	328,107	52,345	198,835	—	—	—	33,270	612,557
	2019	320,105	56,650	197,865	—	—	—	33,020	607,640

Anthony S. Hendrix	2021	323,067	120,751	179,348	—	—	—	37,655	660,821
	2020	327,014	—	198,835	—	—	—	31,034	556,883
	2019	307,211	—	136,530	—	—	—	30,375	474,116

Peter E Eilers(2)	2021	318,477	113,966	126,919	—	—	—	49,093	608,455
	2020	299,800	51,000	149,127	—	—	—	47,301	547,228
	2019	286,882	55,000	128,605	—	—	—	44,481	514,968

(1)

Amounts reflect bonus payments for service rendered in the subject year. These payments are made in April of the following year. As discussed in the Compensation Discussion & Analysis, Mr. Wintemute elected to forego $175,000 of his 2021 cash incentive compensation in consideration of increased equity (having a face value of $210,000) that was awarded in March 2022.

(2)	Salary for 2021, 2020 and 2019 reflects the effect of euro to dollar currency exchange.

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(3)		Vacation/Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2021	47,484	(1)	—	1,530	57,500	(4)	—	—
	2020	46,800	(1)	—	1,530	56,000	(4)	—	—
	2019	43,584	(1)	—	1,530	55,000	(4)	—	—

Ulrich G. Trogele	2021	18,000	(2)	—	1,530	14,500		—	—
	2020	18,000	(2)	—	1,530	14,250		—	—
	2019	18,000	(2)	—	1,530	14,000		—	—

David T. Johnson	2021	18,000	(2)	—	1,530	14,500		—	—
	2020	18,000	(2)	—	1,530	14,250		—	—
	2019	18,000	(2)	—	1,530	14,000		—	—

Timothy J. Donnelly	2021	18,000	(2)	—	1,020	14,500		—	—
	2020	18,000	(2)	—	1,020	14,250		—	—
	2019	18,000	(2)	—	1,020	14,000		—	—

Anthony S. Hendrix	2021	22,339	(2)	—	816	14,500		—	—
	2020	15,968	(2)	—	816	14,250		—	—
	2019	15,809	(2)	—	816	13,750		—	—

Peter E Eilers	2021	21,179	(2)	—	—	27,914		—	—
	2020	20,411	(2)	—	—	26,890		—	—
	2019	19,451	(2)	—	—	25,030		—	—

(1)

Automobile allowance of $21,600 for each of the years ended December 31, 2021, 2020 and 2019; and personal expense reimbursements of $25,884, $25,200 and $21,984 relating to country club membership fees and assessments in the years ended December 31, 2021, 2020, and 2019, respectively.

(2)	Automobile allowance.
(3)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.
(4)

This reflects the Company’s total contribution to employee’s 401(k) account in 2021, 2020, and 2019 and is the sum of a $6,500, $6,000 and $6,000 to match to employee’s salary deferral plus $51,000, $50,000 and $49,000, respectively, in additional contribution in conjunction with a proportionate contribution being concurrently made to a group of non-highly compensated employees.

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2021 to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Full Grant Date Fair
Name (a)	Grant Date (b)	Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)	Units (#) (i)	Options (#) (j)	Option Awards ($/Share) (k)	Value of Stock ($) (1) (l)
Eric G. Wintemute	4/16/2021	—	—	—	32,385	32,385	(2)	32,385	—	—	—	657,416
Eric G. Wintemute	4/16/2021	—	—	—	12,954	25,908	(3)	51,816	—	—	—	525,932
Eric G. Wintemute	4/16/2021	—	—	—	3,239	6,477	(4)	12,954	—	—	—	122,739
Ulrich G. Trogele	4/16/2021	—	—	—	5,191	5,191	(2)	5,191	—	—	—	105,377
Ulrich G. Trogele	4/16/2021	—	—	—	2,077	4,153	(3)	8,306	—	—	—	84,306
Ulrich G. Trogele	4/16/2021	—	—	—	519	1,038	(4)	2,076	—	—	—	19,670
David T. Johnson	4/16/2021	—	—	—	4,851	4,851	(2)	4,851	—	—	—	98,475
David T. Johnson	4/16/2021	—	—	—	1,941	3,881	(3)	7,762	—	—	—	78,784
David T. Johnson	4/16/2021	—	—	—	485	970	(4)	1,940	—	—	—	18,382
Timothy J. Donnelly	4/16/2021	—	—	—	4,595	4,595	(2)	4,595	—	—	—	93,278
Timothy J. Donnelly	4/16/2021	—	—	—	1,838	3,676	(3)	7,352	—	—	—	74,623
Timothy J. Donnelly	4/16/2021	—	—	—	460	919	(4)	1,838	—	—	—	17,415
Anthony S. Hendrix	4/16/2021	—	—	—	4,447	4,447	(2)	4,447	—	—	—	90,274
Anthony S. Hendrix	4/16/2021	—	—	—	1,779	3,558	(3)	7,116	—	—	—	72,227
Anthony S. Hendrix	4/16/2021	—	—	—	445	889	(4)	1,778	—	—	—	16,847
Peter E. Eilers	4/16/2021	—	—	—	3,147	3,147	(2)	3,147	—	—	—	63,884
Peter E. Eilers	4/16/2021	—	—	—	1,259	2,518	(3)	5,036	—	—	—	51,115
Peter E. Eilers	4/16/2021	—	—	—	315	629	(4)	1,258	—	—	—	11,920

(1)

This column shows the full grant date fair value of restricted stock grants made based on the closing price of the Company’s stock as of the date of award, with the exception of the TSR grant, which was determined by using the Monte Carlo valuation method. The full grant date fair value of each award is the number of shares multiplied by the grant date fair value per share. These amounts were not paid to any named executive officer. The recognized compensation expenses for 2021 awards are shown in the “Stock Awards” column in the “Summary Compensation Table”.

(2)

These grants constitute restricted stock that vests in its entirety upon three years from the award date and is subject to forfeiture in the event that the recipient is not continuously employed by the Company through the vesting date. The grant date fair value of these awards is $20.30 per share, which was determined based on the closing price of the Company’s stock as of the date of the award.

(3)

These grants constitute performance shares that vest upon both (i) the passage of three years of full-time, continuous employment and (ii) the achievement of certain financial goals of the Company compared to an identified peer group. With respect to clause (ii), the number of shares to vest depends upon the level of net sales and income before interest and tax achieved during the period commencing January 1, 2021 and ending December 31, 2024 as compared to internal targets and can vary from zero (for performance at less than 80% of the target) to 200% (for performance at or above 125% of the target). The grant date fair value of these awards is $20.30 per share, which was determined based on the closing price of the Company’s stock as of the date of the award.

(4)

These shares constitute an award of performance shares that vest based upon both (i) continuous, full time service through the third anniversary of the award, and (ii) the achievement of TSR metrics as follows. As measured during the period commencing January 1, 2021 and ending December 31, 2024, assuming an initial share price of $15.52 per share, the number of shares earned depends upon the achievement of a certain target share price as compared to that of the Russell 2000 Index and comparator companies, identified in the Company’s 2020 Proxy Statement at the end of the measurement period and can vary from zero shares (for a share price that is less than 30th percentile of the comparator group) to 200% (for a share price that is at or greater than 80th percentile of the comparator group).  The grant date fair value of these awards is $18.95 per share, which was determined using the Monte Carlo valuation method.

SUPPLEMENTAL TABLE OF 2022 EQUITY AWARDS

The following table summarizes restricted stock awards granted to executive officers on April [l], 2022. The full grant date fair value of stock is calculated based on the closing price of the Company’s stock as of the date of award.

Name (a)	Number of Shares of Stock(#) (b)	Price of Stock ($/Share) (c)	Full Grant Date Fair Value of Stock ($) (d)	Performance- Based Awards ($) (e)	Total ($) (f)
Eric G. Wintemute			—	—	—
Eric G. Wintemute			—	—	—
Ulrich G. Trogele			—	—	—
Ulrich G. Trogele			—	—	—
David T. Johnson			—	—	—
David T. Johnson			—	—	—
Timothy J. Donnelly			—	—	—
Timothy J. Donnelly			—	—	—
Anthony S. Hendrix			—	—	—
Anthony S. Hendrix			—	—	—
Peter E Eilers			—	—	—
Peter E Eilers			—	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2021

The following table shows, with respect to the NEOs, the number of shares covered by both exercisable and non-exercisable stock options and, in addition, grants of restricted stock units that had not yet vested as of December 31, 2021, with respect to options to purchase common stock of the Company. The closing price of the common stock on December 31, 2021, the last trading day of the Company’s fiscal year, was $16.39 per share.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	78,126	—	—	$11.49	12/30/2024
David T. Johnson	22,175	—	—	$11.49	12/30/2024
Timothy J. Donnelly	20,306	—	—	$11.49	12/30/2024
Anthony S. Hendrix	5,611	—	—	$11.49	12/30/2024

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Eric G. Wintemute	230,860	3,783,795	—	—
Ulrich G. Trogele	44,848	735,059	—	—
David T. Johnson	37,200	609,708	—	—
Timothy J. Donnelly	34,558	566,406	—	—
Anthony S. Hendrix	30,686	502,944	—	—
Peter E Eilers	24,166	396,081	—	—

2021 OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the NEOs, the number of shares acquired upon the exercise of stock options and upon vesting of stock awards and their respective value realized (market price less exercise price) for the year ended December 31, 2021.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
Eric G. Wintemute	—	—	37,315	1,635,989
Ulrich G. Trogele	—	—	9,013	317,415
David T. Johnson	—	—	6,721	302,058
Timothy J. Donnelly	—	—	5,780	255,864
Anthony S. Hendrix	—	—	4,204	153,834
Peter E. Eilers	—	—	7,403	153,834

(1)	Value realized on vesting is value of shares, including shares withheld for payroll tax purposes, at time of vesting.

Pension Benefits and Non-qualified Deferred Compensation

The Company provided no pension benefits and no non-qualified deferred compensation to the NEOs during the year ended December 31, 2021.

Potential Payments upon Termination or Change of Control

Each of the NEOs is party to a Change of Control Severance Agreement. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is both a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason within 24 months of such change of control. In other words, there is a double trigger before benefits are earned under this arrangement. If the employee is terminated for cause or due to death or disability, he or she is not entitled to severance under the agreement. Provided both conditions for payment are met, the employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options or grants (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the Common Stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the NEOs in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2021.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Options and Grants Vesting ($)(1)	Total Change in Control Payments ($)(2)
Eric G. Wintemute	1,403,225	29,803	25,000	3,587,561	5,045,589
Ulrich G. Trogele	834,965	50,071	25,000	696,953	1,606,989
David T. Johnson	795,297	81,494	25,000	572,910	1,474,701
Timothy J. Donnelly	672,620	81,424	25,000	533,691	1,312,735
Anthony S. Hendrix	646,134	81,424	25,000	480,373	1,232,931
Peter E. Eilers	636,953	—	25,000	374,818	1,036,771

(1)

Upon change in control, the agreement allows for the accelerated vesting of options and grants. Assuming the change in control had happened as of December 31, 2021, there would be unvested awards of 381,105 shares of restricted stocks and no shares of incentive stock options. If the change in control occurred on December 31, 2021, these awards would have vested and the Company would have recognized additional compensation expense based on grant date fair value in the amount of $4,019,673 for restricted stocks, and the NEOs would have recognized the value of vested grants as income based on fair market value in the amount of $6,246,306 (which is the sum of this column).

(2)	There are no income or excise tax gross-ups relating to change-in-control payments for NEOs.

CEO Pay Ratio Disclosure

As per Item 402(u) of Regulation S-K, we are providing the following information about the annual total compensation of our CEO, Eric G. Wintemute, as compared with the median of annual total compensation of all employees of the Company (excluding the CEO).  For fiscal year 2021, we report as follows:

•	The annual total compensation of the CEO, as per the Summary Compensation table on page 35 hereof was $2,463,689; and

•	The median of the annual total compensation of all employees of the Company (excluding the CEO) was $[______].

Based upon this information, we reasonably estimate that the ratio for the CEO’s annual total compensation to the annual total compensation of our median employee was approximately [__]:1.

Our pay ratio was calculated as per Item 402(u) as follows. In order to identify the median employee, using the criteria set forth in Item 402(c) of Regulation S-K for populating data within the Summary Compensation Table, we gathered information from payroll, stock award and incentive compensation for all employees as of December 31, 2021, which was within three months of the closing of the Company’s last fiscal year.

In measuring the wages of non-exempt employees, we took the actual wages, including regular time and overtime, paid to such employees. Where employees were paid in foreign currencies, we converted that currency into U.S. dollars as of the date of measurement. In establishing total compensation, we considered not only wages and bonuses, but also the fair value of equity awards, if any. After arriving at total compensation for all employees (not including the CEO), we listed them in descending order of compensation and identified the median employee.

Director Compensation

The following table summarizes compensation paid to the non-management members of the Board for the year ended December 31, 2021.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Marisol Angelini	5,274	37,004	—	—	—	—	42,278
Scott D. Baskin	125,000	40,000	—	—	—	—	165,000
Lawrence S. Clark	134,500	40,000	—	—	—	—	174,500
Debra F. Edwards	122,500	40,000	—	—	—	—	162,500
Morton D. Erlich	132,500	40,000	—	—	—	—	172,500
Émer Gunter	70,000	80,000	—	—	—	—	150,000
Alfred F. Ingulli	135,500	40,000	—	—	—	—	175,500
John L. Killmer	95,000	80,000	—	—	—	—	175,000
M. Esmail Zirakparvar	125,000	40,000	—	—	—	—	165,000

Effective June 3, 2020, consistent with the findings of its independent compensation consultant to the effect that our board members’ compensation trailed the median of both Proxy Peers and S&P Comparators in both equity value and total compensation on a per-director basis, the board of directors amended its compensation structure.  The amended approach is more consistent with prevalent practices, and, under it, the Company discontinued paying directors on a per-meeting basis in favor of a flat-rate, which recognizes leadership roles. Further, the value of annual equity grants to non-management directors was increased from $70,000 to $80,000. The table below indicates the elements of non-management director compensation as of June 3, 2020; these terms governed the compensation practice for the entirety of 2021. Additional information on stock compensation appears after the summary table.

Board Compensation

American Vanguard Board Pay

Board Pay
g Cash retainer	$60,000
g Annual equity	$80,000
g Per-meeting fee	$0
g Executive sessions	$0
Committee Pay
g Incremental Committee chair premium retainer:
➣ Audit	$10,000
➣ Finance Committee	$8,000
➣ Compensation	$7,000
➣ Nominating/Governance and Risk Committee	$5,000
g Committee member retainer:
➣ Audit	$10,000
➣ Finance Committee	$10,000
➣ Compensation	$7,500
➣ Nominating/Governance and Risk Committee	$5,000
g Per-meeting fee:
➣ Audit/Compensation/Finance	$0
➣ Nominating/Governance/Risk	$0
Lead Director
g Lead Director	$25,000
Special Assignments
g Per diem fee for special assignments	$2,000

g Conditional meeting fee (>2 scheduled meetings)	$1,500

Annual Stock Awards for Non-management Directors:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended June 6, 2017 (the “Plan”), each non-employee director of the Board is entitled to receive awards of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows. In connection with each non-employee director’s election or re-election to the Board, during 2021 such director was entitled to receive an award that equals $80,000 (the “Stock Award”). Further, it is the policy of the Company that each director must accumulate and hold Company stock equal to the number of shares received by him or her over the course of his or her first four full years of service on the Board, after which such director may elect to receive up to half of the value of any subsequent Stock Award in the form of a cash payment. If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock on the date of issuance, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued, and the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors, effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action brought by the Company against a director must be brought within two years from the date of the facts giving rise to the action or such shorter period as provided by law.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into an employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s Chairman and CEO. Mr. Wintemute’s current annual base compensation is $724,415, with increases to be made by the Board in its sole discretion. Mr. Wintemute may receive a bonus, in an amount as determined by the Board, based on his performance against reasonable qualitative and quantitative benchmarks. The agreement also provides Mr. Wintemute with certain additional benefits which are prevalent among executives at this level in the industry, including a car allowance of $1,800 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies or is disabled during the term of the agreement, the Company will pay him or his designated beneficiary, as applicable, any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death or disability.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2021, consisted of Lawrence S. Clark, Debra F. Edwards, Alfred F. Ingulli, and Morton D. Erlich. Effective December 9, 2021, Mr. Clark retired from the committee, and Marisol Angelini was appointed to that committee as of December 10, 2021. During 2021, no member of the Compensation Committee served on the board of directors of any other public company, where any officer or director of such entity also served on the Company’s Board.

Review and Approval of Related Person Transactions

In accordance with the terms of its charter, the Nominating and Corporate Governance Committee (“the Committee”) has the responsibility for the review and approval or ratification of all related persons and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of the Company’s voting securities or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if any such transaction involves more than $10,000, in each case using appropriate counsel and other advisers, as the Committee may deem necessary.

In the course of its review of proposed related person transactions, the Committee considers all relevant facts and circumstances, including: (i) the benefits of the transaction to the Company; (ii) the impact of the transaction on a director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) other facts and circumstances that may bear on the materiality of the transaction under applicable law and listing standards. The Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any proposed related person transaction.

The Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. To the extent that a proposed related person transaction involves any member of the Committee (or an immediate family member of any member of the Committee), such member would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Related Person Transactions

There were no related person transactions during fiscal year 2021.

SUMMARY OF PROPOSALS

This Proxy contains three proposals for which stockholder action is sought.

•	Proposal 1 requests the election of nine directors to the Board.
•	Proposal 2 requests the ratification of the appointment of BDO USA LLP as the independent registered public accounting firm for the year ending December 31, 2022.
•	Proposal 3 requests amendment to the Company’s equity incentive plan.
•	Proposal 4 requests an advisory vote on executive compensation.

Details of each proposal follow.

PROPOSAL 1

Election of Directors

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company, currently provide that the number of directors of the Board shall not be more than nine nor less than three. As per the Bylaws, the Board has fixed the maximum number of directors at nine. At this election, nine directors have been nominated to be elected at the Annual Meeting and, if elected, will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Board has nominated

•	Marisol Angelini,
•	Scott D. Baskin,
•	Debra F. Edwards,
•	Morton D. Erlich,
•	Emer Gunter,
•	Alfred F. Ingulli,
•	John L. Killmer,
•	Eric G. Wintemute, and
•	M. Esmail Zirakparvar

to be elected to serve as directors until the next annual meeting or until their successors are duly elected and qualified.

REQUIRED VOTE AND RECOMMENDATION

Our Bylaws provide that an election is considered “contested,” and will be subject to a plurality vote standard, if the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board in compliance with the advance notice requirements for shareholder nominees unless the nomination has been timely withdrawn.

On March 7, 2022, the Company received notice from Cruiser of their intent to nominate four individuals for election to the Board in compliance with the advance notice requirements of our Bylaws, and that notice was not withdrawn prior to the advance notice deadline for the Annual Meeting. As a result, the election of directors at the Annual Meeting is a contested election and will be conducted under a plurality vote standard. Therefore, the nine candidates receiving the largest number of votes cast for the director positions will be elected. You may vote “for” or “withhold” with respect to each nominee for election to the Board. Withhold votes and broker non-votes will have no effect on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE. The Board of Directors also unanimously recommends that you DO NOT sign or return any proxy other than the WHITE proxy card.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Company has retained BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2022, and the Board of Directors has confirmed that engagement.  Representatives of BDO are expected to be present at the Annual Meeting. The representatives will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

BDO has served as the independent registered public accounting firm of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is of great value.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2021 and 2020, were (in thousands):

	2021	2020
Audit Fees	$1,102	$1,072
Tax Services	412	417
Audit-Related Services	—	118
All Other Fees	—	—
	$1,514	$1,607

Audit fees for 2021 and 2020 were for professional services rendered for the audits of the consolidated financial statements of the Company and the audit of internal controls under Section 404 of the Sarbanes-Oxley Act, reviews of quarterly condensed consolidated financial statements, consents, and assistance with review of documents filed with the SEC.

Tax fees for 2021 and 2020 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, as well as assistance with and representation in tax audits and advice related to acquisitions.

Audit-related fees primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. In 2020, BDO provided diligence services related to the Company’s acquisition of AgNova Technologies PTY Ltd. Our Audit Committee has considered whether the provision of the audit-related services described above is compatible with maintaining our registered public accounting firm’s independence and determined that such services are appropriate.

Pre-approval Process

Pursuant to the Audit Committee Charter, the Audit Committee will pre-approve all audit and non-audit services to be performed by the independent auditors and the related fees for such services (subject to the de minimus exceptions set forth in the Exchange Act and related rules). In the event that any such non-audit services are pre-approved by the Audit Committee, all such pre-approvals shall be reported in the Company’s next periodic report to be filed with the SEC. However, the Audit Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services, provided the decision is reported to the full Audit Committee at its next scheduled meeting. All of the fees shown in the principal accountant fees schedule for 2021 and 2020 were approved in accordance with these policies.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO USA LLP. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the 2022 consolidated financial statements and related internal controls over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee, is hereby ratified.”

PROPOSAL 3

Approval of the 2022 Stock Incentive Plan

INTRODUCTION

As mentioned in the Compensation Discussion & Analysis, equity is an essential part of the Company’s executive compensation. The Company’s 1994 Stock Incentive Plan (the “Predecessor Plan”) has been the sole vehicle by which the Board makes equity awards to directors, officers and employees. Since the Plan’s adoption in 1995, the Company has regularly made equity awards under the Plan for purposes of recruiting qualified personnel, retaining them, incentivizing improved performance and ensuring that the interests of our executives are aligned with those of stockholders. Over time, the Plan has evolved to include not only stock options and restricted shares, but also performance awards that can be made contingent upon future financial performance or share value as measured over a multi-year period.

With the passage of time and the issuance of awards, the Predecessor Plan is nearly out of available shares.  Accordingly, working with management and compensation advisors, the Compensation Committee reviewed the terms of the Predecessor Plan and, on March 9, 2022, recommended to the Board that the current plan be amended to take into account both stockholders’ interests and the needs of the Company based upon actual practices. Those amendments have taken the form of an amended and restated successor Plan (the “Plan”) as set forth in Exhibit A. Below, we describe plan history, proposed changes to the Plan, a summary plan description, and equity plan information in tabular form.

PLAN HISTORY

Our stockholders approved the 1994 Stock Incentive Plan at the 1995 Annual Meeting. The Predecessor Plan was subsequently amended and restated at the Annual Meetings of 2000, 2002, 2003, 2004, and 2016. On June 6, 2017, the stockholders approved the amendment and restatement of the plan to include the following changes: (i) increase the maximum number of shares of common stock that may be issued under the plan by 1,352,000 from 3,222,000 (most which had been previously granted as set forth in our Equity Compensation Plan Information), to 4,574,000, (ii) extended the term of the Plan to June 6, 2022, and (iii) implemented certain other changes to terms and conditions.

CHANGES TO THE PLAN

The Board proposes to amend and restate the Predecessor Plan and adopt the Plan (to be entitled the “2022 Stock Incentive Plan”) as follows:

Additional Shares.  We propose to increase the number of shares available for grant or issuance under the Plan by six hundred thousand (600,000).  As of April 19, 2022, there were 700,000 shares available for grant under the Plan, which represents about 2.3 percent of the 30,533,281 common shares outstanding as of the record date.  In recommending approval of the Proposed Plan, the Compensation Committee considered the Company’s effective management of share usage with the intention of avoiding excessive stockholder dilution.  Our burn rates for fiscal years 2019, 2020 and 2021 were [__]%, [___]% and [___]%, which yield an average burn rate of [___]%, assuming each restricted share award is equivalent to an award of two stock options.  This rate is below the burn rate benchmark of [___]% from the Russell 3000 (Materials – 1510).  On a fully diluted basis, our potential equity dilution is approximately [___]% (based upon the number of shares subject to outstanding awards that are vested or unvested or unexercised and shares remaining available under our plans for future awards as of April 19, 2022, including the addition 600,000 shares of common stock that we are requesting under the Proposed Plan, relative to our fully diluted issued and outstanding shares of common stock as of the record date).  This dilution rate is consistent with the median three-year average dilution among Proxy Peers of [  ]%.

	Fiscal Year
	2021	2020	2019
Stock options/stock appreciation rights granted
Time-based restricted stock/RSU awards granted	295,619	393,180	341,653
Performance-based stock options/stock appreciation rights granted
Actual performance-based restricted stock/RSU awards earned	175,078	184,785	92,572
Performance-based restricted stock/RSU awards granted but unearned	102,043	160,706	137,557
TOTALS	572,740	738,671	571,782
Weighted average shares outstanding basic (in thousands)	29,811	29,450	29,030

Based upon our historical use of the Plan, our need to continue granting equity to directors and employees, and share usage of similarly situated companies, the Compensation Committee has determined that our request for additional shares is reasonable.

Change in Plan Term.  We are recommending that the term of the Plan be set for ten years, that is, through June [l], 2032.

SUMMARY DESCRIPTION OF THE PROPOSED PLAN

The summary description of the Plan, as amended hereby, is intended to cover only the highlights of such plan and is qualified in its entirety by reference to the full text of the Plan, as amended, which is attached to this Proxy Statement as Appendix A.

Shares Reserved for Issuance.  Subject to the stockholders’ approval of the Plan, as amended, the maximum number of shares of our common stock that may be issued under the Plan shall not exceed five million one hundred and seventy four thousand (5,174,000) shares, of which approximately 1,300,000 (consisting of 700,000 shares that had been available under the Predecessor Plan, plus the 600,000 additional shares sought hereunder) will be available for future grants under such plan on or after June [l], 2022.

The table below quantifies, as of December 31, 2021 and April 19, 2022, the number of stock option awards outstanding under the Plan, unvested restricted stock awards outstanding under the Plan, and shares available for issuance pursuant to future awards under the Plan.  If approved by the stockholders, the amendment would increase the available share pool by 600,000.

	December 31, 2021			April 19, 2022
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)
Shares currently available for grant under the Plan	870,345			700,000
Shares subject to outstanding stock options rights under the Plan	222,694	$11.49	3.00	222,694	$11.49	2.75
Shares subject to outstanding, unvested restricted stock awards rights under the Plan	1,196,351			1,168,908

Plan Administration and Amendment.  The Plan is administered by a committee designated by the Board of Directors, in this case, the Compensation Committee (the “Committee”), which consists entirely of non-employee directors (under Rule 16b-3 of the Exchange Act) and are outside directors under the meaning of Section 162(m) of the Internal Revenue Code of 1986.  While the Committee has the authority to construe and interpret the Plan and any Awards and to establish and amend rules for the administration thereof, no material amendment to the Plan may be made without stockholder approval.

Awards under the Plan.  The types of awards available under the Plan remain substantially unchanged, namely:

(i)

Stock Option Grants.  These may take the form of incentive stock options or non-qualified options.  The term may be fixed by the Committee, but may not exceed ten years, and the option price may not be less than fair market value on close of trading on the date of award.

(ii)

Stock Appreciation Rights.  These may be granted either alone or in combination with stock options and entitle the grantee to receive upon exercise the appreciation in the market price of a stated number of shares of common stock during the stated term.  The term may is fixed by the Committee, but may not exceed ten years (or the term of the corresponding stock option, if any).  Further, payment may be made in cash or in shares in most cases, as per the Committee’s discretion.

(iii)

Restricted Stock and Restricted Stock Units. The former consists of common stock that is transferred by the Company to a participant but is subject to substantial risk of forfeiture and to restrictions on sale or transfer, while the latter gives the participant the right to receive shares at a future date upon the attainment of certain conditions (having similar risks and restrictions).  The Committee determines the terms of this form of equity in its discretion.

(iv)

Performance and Other Awards.  Performance Awards give the participant the right to receive cash or stock upon the achievement of certain performance criteria (which may include internal or external factors within a broad range), to be established by the Committee; however, generally speaking, the Committee must establish such criteria within 90 days of the commencement of the performance period.

(v)

Other Information Concerning Awards.  Awards may be granted singly, in combination or in tandem as determined by the Committee.  No Participant may receive an Award in the form of Stock Options, SARs, Restricted Stock or Restricted Stock Units (or any combination) in an amount of more than 500,000 shares of Common Stock in any calendar year.  Further, the maximum number of shares subject to Performance Awards granted to an individual during any calendar year shall not exceed 300,000 (or, if measured in cash, $3 million).

Participants.  Those eligible for awards include officers, non-management directors, employees and consultants of the Company.  As of April 19, 2022, there were approximately 787 persons, including 11 officers, 8 non-management directors, 768 employees and no consultants eligible to participate in the Proposed Plan.

No Voting, Dividends or Dividend Equivalents for Unvested Shares/Options.  The Plan prohibits both voting and the payment of dividends or dividend equivalents based upon any unvested awards.

Change of Control.  The Committee may provide for full or partial vesting and payment of an Award in the event of a change in control in its discretion; provided, however, that under the Plan, acceleration of Performance Awards is limited to the target number of shares.

Termination.  The Plan may be terminated at any time by the Board or the Committee, but such termination shall not reduce the amount of, nor shall it change the terms and conditions of, any Award that is outstanding at time of termination.

Relationship to the Predecessor Plan.  Subject to stockholder approval, the Plan will serve as the successor to the Predecessor Plan, and all awards granted under the Predecessor Plan shall be treated as Awards granted under the Plan.

Other Information.  If approved by the Company’s stockholders, the Plan, as amended, will be effective on June [l], 2022 and will continue until June [l], 2032.

Equity Compensation Plan Information. The following table sets forth information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	222,694	$11.49	870,345
Equity compensation plans not approved by security holders	—	—	—
Total	222,694	$11.49	870,345

REQUIRED VOTE AND RECOMMENDATION

The passage of this proposal requires the affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, the Amended and Restated 1994 Stock Incentive Plan in the form set forth in Appendix A to this Proxy Statement be, and hereby is, approved.”

PROPOSAL 4

Advisory Vote on Executive Compensation

Over the past three years, stockholders have indicated on average approximately 98% approval for the Company’s executive compensation. As mentioned in the Compensation Discussion and Analysis, our executive compensation is designed to provide compensation on the basis of performance that supports key financial and strategic business outcomes; to attract, motivate and retain top talent to lead our business; and to align management’s interests with those of our stockholders.

Our executive compensation:

•	Has been benchmarked against a comparator group of companies that are similar in size and business activity;
•	Is designed in collaboration with an independent compensation consultant;
•

Features incentive elements that rise and fall with financial performance. For example, with slightly lower sales and increased profitability year-over-year, NEOs received slightly reduced cash incentive compensation;

•

Includes time-based and performance-based equity awards and holding requirements that give executives a longer term view of the Company’s financial performance. For the sixth consecutive year, in 2021, half of the equity awards to NEOs were performance awards, which are contingent upon financial performance (net sales and EBIT) relative to other companies and stockholder return as measured over a three year period;

•	Is based primarily upon objective performance targets such as net sales, net income, EBITDA and SMARTgoals;
•

Includes factors that limit discretion and discourage misconduct, such as caps on bonuses, a clawback provision for incentive compensation received by persons complicit in a material restatement, and a policy against hedging shares; and

•

Is administered pragmatically to ensure that NEOs are paid for performance. At the same time, the Company’s plan also includes incentives for retaining key employees for the purpose of building long term stockholder value.

This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder, the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

REQUIRED VOTE AND RECOMMENDATION

The passage of a recommendation requires the affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in writing and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a director nomination or other proposal at the Company’s 2023 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. The timing and procedure for any such submission are described on page 4 hereof.

Pursuant to Rule 14a‑8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s 2023 proxy statement. Any such proposal must be received by the Company not later than March [●], 2022 for the 2023 Annual Meeting. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement.

The deadline for providing notice of a solicitation of proxies in support of director nominees other than the registrant's nominees pursuant to Rule 14a-19 of the Exchange Act for the 2023 Annual Meeting is [60 calendar days prior to the anniversary of the previous year's annual meeting date], 2022.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K (excluding exhibits), filed with the SEC with respect to the year ended December 31, 2021. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

OTHER MATTERS

Annual Report

The Company’s Annual Report for the year ended December 31, 2021 is available with this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees are “participants” in this proxy solicitation. For more information about our directors and executive officers, please see “Principal Stockholders” on page 15 of this Proxy Statement and “Proposal 1 – Election of Directors” on page 47 of this Proxy Statement. Additional information relating to our directors and director nominees as well as certain of our officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors and director nominees of the Company or because they may be soliciting proxies on our behalf is attached to this Proxy Statement as Appendix A. Other than the persons described in this Proxy Statement, no regular employees of the Company have been or are to be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Costs of Solicitation

We are required by law to convene an annual meeting of stockholders at which directors are elected. Because our shares are widely held, it would be impractical for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our stockholders. The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of our Board with respect to the Annual Meeting. These costs will include, among other items, the expense of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners, and reimbursements paid to brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining voting instructions from beneficial owners. In addition to soliciting proxies by mail, directors, officers and employees may solicit proxies on behalf of our Board, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. The Company has retained MacKenzie Partners to solicit proxies. We have agreed to pay MacKenzie Partners a fee of up to $[●] plus the reimbursement of reasonable expenses. MacKenzie Partners expects that approximately [●] of its employees will assist in the solicitation. MacKenzie Partners will solicit proxies by mail, telephone, facsimile and email. Our aggregate expenses, including those of MacKenzie Partners, related to our solicitation of proxies, excluding salaries and wages of our regular employees, are expected to be approximately $[●], of which approximately $[●] has been incurred as of the date of this Proxy Statement.

Stockholders Sharing the Same Address

SEC rules permit us to deliver only one copy of our proxy materials to multiple stockholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the stockholders. This delivery method, called “householding,” reduces our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are a shareholder of record who currently receives a single copy of our proxy materials and wishes to receive a separate copy of our proxy materials or if you are currently receiving multiple copies of our proxy materials at the same address and wish to receive only a single copy, please write to Timothy Donnelly, Vice President, Chief Administration

Officer, General Counsel and Corporate Secretary, at 4695 McArthur Place, Suite 1100, Newport Beach, California 92660, or by calling 888.462.6822.

Beneficial owners sharing an address who are currently receiving multiple copies of our proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other nominee to request that only a single copy or separate copies, as the case may be, be delivered to all stockholders at the shared address in the future.

Appraisal Rights

Holders of shares of common stock do not have appraisal rights under Delaware law in connection with this proxy solicitation.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer,

General Counsel & Secretary

Dated: April [l], 2022

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 PAGE 1 OF 2 SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # 0000000000000000 SHARES SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000561456_1 R1.0.0.24 AMERICAN VANGUARD CORPORATION ATTN: LUCY COONEY 4695 MACARTHUR COURT, SUITE 1200 NEWPORT BEACH, CA 92660 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 31, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 26, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AVD2022 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 31, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 26, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Marisol Angelini 1b. Scott D. Baskin 1c. Debra F. Edwards 1d. Morton D. Erlich 1e. Emer Gunter 1f. Alfred F. Ingulli 1g. John L. Killmer 1h. Eric G. Wintemute 1i. M. Esmail Zirakparvar The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2022. 3. Approval of an amended equity incentive plan to include, among other things, additional shares and an extended expiration date. 4. Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000561456_2 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com AMERICAN VANGUARD CORPORATION 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Use the Company Number and Account Number shown on your proxy. The undersigned hereby appoints ERIC G. WINTEMUTE and TIMOTHY J. DONNELLY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of the Common Stock of American Vanguard Corporation held of record by the undersigned at the close of business on Friday, April 8, 2022. The Annual Meeting will be a completely virtual meeting of Stockholders, to be held at 11:00 a.m. PDT on Wednesday, June 1, 2022, or at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side